SECOND AMENDED AND RESTATED MASTER LEASE
(with Options to Purchase)

SINGLE LESSEE
MULTIPLE FACILITIES

OHI ASSET (PA) TRUST

AND

GUARDIAN LTC MANAGEMENT, INC.

DATED: SEPTEMBER 24, 2008

EFFECTIVE DATE: SEPTEMBER 30, 2008

Facilities:                Mulberry Square Elder Care and Rehabilitation Center
Curwensville Nursing Home
Meadow View Senior Living Center
Ivy Woods Manor / Rolling Acres Care Center
Lakeview Senior Care and Living Center
Beaver Elder Care / Guardian Elder Care at Aliquippa
Scenery Hill Manor / North American Medical Centers
Milford Valley Convalescent Home
Bradyview Manor
Jefferson Hills Manor
Scottdale Manor Rehabilitation Center
Minerva Convalescent Center
Carleton Senior Care and Rehabilitation Center
Highlands Care Center
Guardian Elder Care at Nanticoke
Peterson Rehabilitation Hospital and Geriatric Center
Darway Elder Care Rehabilitation Center
Highland View Healthcare
Rolling Hills Manor
Forest Park Health Center
Brookline Village

SECOND AMENDED AND RESTATED MASTER LEASE
Multiple Facilities

THIS SECOND AMENDED AND RESTATED MASTER LEASE (“Lease”) is executed and delivered as of this 24th day of September, 2008 to be effective as of September 30, 2008, and is entered into by OHI ASSET (PA) TRUST, a Maryland business trust (“Lessor”), the address of which is 9690 Deereco Road, Suite 100, Timonium, MD 21093, and GUARDIAN LTC MANAGEMENT, INC., a Pennsylvania corporation (“Lessee”), the address of which is Rte. 219, Brockway-DuBois Road, P.O. Box 219, Brockway, PA 15824.

RECITALS

The circumstances underlying the execution and delivery of this Lease are as follows:

A. Capitalized terms used and not otherwise defined in this Lease have the respective meanings given them in Article II below.

B. Pursuant to that certain Amended and Restated Master Lease dated as of August 24, 2006, and effective as of September 1, 2006 between Lessor and Lessee, Lessee is leasing from Lessor seventeen licensed nursing facilities located in Pennsylvania, Ohio and West Virginia (the “Existing Lease”).

C. Lessor has acquired the Leased Properties, including the acquisition of the 2008 Facilities concurrently with the execution of this Lease, from Lessee and the Sublessees pursuant to the Purchase Agreements and other Purchase Documents.

D. Lessor has agreed to lease the Leased Properties to Lessee, and Lessee has agreed to lease the Leased Properties from Lessor, on the terms and conditions set forth in this Lease.

E. In addition, Lessee has requested that Lessor consent to the Approved Reorganization, and Lessor desires to so consent on the terms and conditions of this Agreement.

F. Lessor and Lessee desire to amend and restate the Existing Lease as set forth in this Lease.

NOW, THEREFORE, Lessor and Lessee agree to amend and restate the Existing Lease in its entirety as follows:

ARTICLE I  - LEASE

1.1 Lease.  Upon and subject to the terms and conditions set forth in this Lease, Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Properties. The Leased Properties are leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property, whether or not of record, including the Permitted Encumbrances and other matters which would be disclosed by an inspection or accurate survey of the Leased Properties.

1.1.1 Subleases.  On the Commencement Date, with the approval of Lessor, the Leased Properties are subleased to the Sublessees pursuant to the Subleases.  Lessee hereby assigns the Subleases to Lessor and each Sublessee has jointly and severally with the other Sublessee guaranteed the obligations of Lessee under this Lease, and to secure its guaranty each Sublessee has granted Lessor a security interest in the Collateral owned by it.  Lessee shall not amend or modify the terms of any Sublease without the prior written consent of Lessor, which Lessor may in its sole discretion grant, withhold or condition.  Any Notice given by Lessor to Lessee shall be deemed a Notice given to each Sublessee of a Leased Property.

1.1.2 Single, Indivisible Lease.  Notwithstanding Lessor’s approval of the Subleases of the Leased Properties, this Lease constitutes one indivisible lease of the Leased Properties and not separate leases governed by similar terms. The Leased Properties constitute one economic unit, and the Base Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Properties to Lessee as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended.  Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all of the Leased Properties as one unit. An Event of Default with respect to any Leased Property is an Event of Default as to all of the Leased Properties. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Properties and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. 365, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Properties.

1.2 Term.  The initial term of this Lease (“Initial Term”) shall be commence on Commencement Date and extend until September 30, 2018.  The Initial Term shall commence on the Commencement Date with respect to all Facilities other than the Peterson Facility, the Darway Facility and the 2008 Facilities.  The Initial Term shall commence as to the Peterson Facility on the Peterson Commencement Date, as to the Darway Facility on the Darway Commencement Date, and as to the 2008 Facilities on the 2008 Commencement Date; provided, however, that the Initial Term shall expire as to all Facilities on the same date.

1.3 Option to Renew.  Lessee is hereby granted three (3) successive options to renew this Lease for a period of five (5) Lease Years each, and one (1) successive option to renew for four (4) Lease Years and eleven (11) months for a maximum Term if such options are exercised of twenty nine years (29) Lease Years and eleven (11) months.  Lessee’s options to renew this Lease are subject to the following terms and conditions (which conditions may be waived by Lessor in its sole discretion):

(a) An option to renew is exercisable only by Notice to Lessor at least two hundred seventy (270) days prior to the expiration of the Initial Term (or prior to the expiration of the preceding Renewal Term, as the case may be);

(b) No Event of Default or Unmatured Event of Default shall have occurred and be continuing either at the time a renewal option is exercised or at the commencement of a Renewal Term;

(c) During a Renewal Term, all of the terms and conditions of this Lease shall remain in full force and effect; and

(d) Lessee may exercise its options to renew with respect to all (and no fewer than all) of the Leased Properties.

1.4 Consent.  Lessor hereby consents to the Approved Reorganization; provided, however that the Approved Reorganization is completed within twelve (12) months of the date of this Lease.   If for any reason the Approved Reorganization is not consummated within twelve (12)  months of the date of this Lease, this consent shall be null and void.  This consent does not and shall not be deemed to constitute, or be construed as, consent to any future or further or other Transfer.  Concurrently with the execution of this Lease, Guardian Holdings shall execute and deliver to Lessor a Lease Guaranty and a Pledge Agreement in form and substance acceptable to both Lessor and Guardian Holdings.  If (a) the Approved Reorganization is not consummated in whole or in part, (b) the Plan of Reorganization is terminated, and (c) the individual equity owners of Lessee remain the same as they are as of the date of this Lease as described in the Transaction Documents, then effective as of the receipt by Lessor of written certification from Lessee of such facts, then Sections 8.3.2, 8.9, and 8.10 hereof shall have no further force or effect and the obligations of, and restrictions applicable to, Guardian Holdings and its Subsidiaries (which, because the Approved Reorganization was not consummated, would not include Lessee and the Sublessees) under this Lease and the other Transaction Documents (including, but not limited to, the obligations and restrictions related to Guardian Holdings and its Subsidairies under Sections 8.3.5, 8.3.6, 8.3.7, 8.3.8, 8.10, and 8.6) shall be automatically terminated and of no further force or effect.  Notwithstanding anything to the contrary contained herein or in any other Transaction Documents, Lessor agrees for the benefit of Lessee, Guardian Holdings, and its Subsidiaries that no Event of Default shall arise hereunder or under any Transaction Document if Guardian Holdings or any of its Subsidiaries are unable to comply with any obligation or covenant applicable to them hereunder or under any other Transaction Document because the Plan of Reorganization has not been completed.

ARTICLE II  - DEFINITIONS

2.1 Definitions.  For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

2008 Commencement Date: The effective date of this Lease.

2008 Facilities:  means the Facilities commonly known as:

Highland View Healthcare, 90 Main Street, Brockway, PA 15824,
Rolling Hills Manor, 17350 Old Turnpike Road, Millmont PA 17845
Forest Park Health Center, 700 Walnut Bottom Road, Carlisle PA 17013
Brookline Village, RD #1, Box 463, Mifflintown PA 17059

2008 Sublessees: means Guardian Elder Care at Carlisle, LLC, a Pennsylvania limited liability company, Guardian Elder Care at Millmont, LLC, a Pennsylvania limited liability company, Guardian Elder Care at Brockway, LLC, a Pennsylvania limited liability company, and Brookline at Mifflintown, Inc., a Pennsylvania corporation.

Additional Charges:  All Impositions and other amounts, liabilities and obligations that Lessee assumes or agrees to pay under this Lease.

Affiliate:  Any Person who, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

Approval Threshold: Twenty Five Thousand Dollars ($25,000).

Approved Reorganization:  means the conveyance to Guardian Holdings of 100% of the outstanding equity interests in Lessee as contemplated by the Plan of Reorganization.

Assessment:  Any governmental assessment on the Leased Properties or any part of any of them for public or private improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term.

Award:  All compensation, sums or anything of value awarded, paid or received in connection with a Taking or Partial Taking.

Base Amount: means One Hundred Forty Five million Dollars ($145,000,000).

Base Rent:  During the Term, the Base Rent shall be:

(i) During the period from November 1, 2004 thru the 2008 Commencement Date, the Base Rent set forth for such period in the Existing Lease;

(ii) During the Lease Year commencing on September 1, 2008, Fifteen Million Seven Hundred Eleven Thousand Six Hundred Eighty Six and 82/100 Dollars ($15,711,686.82);

(iii) For each succeeding Lease Year in the Term, the Base Rent for the previous Lease Year, increased by the product of (a) the Base Rent during the preceding lease year and (b) the lesser of 2 times the increase, if any, in the CPI or two and one half percent (2.5%).  If the CPI does not increase (or if it decreases) from one Lease Year to the next, the Base Rent will not increase during such next Lease Year.

Brockway LTC: means BROCKWAY LTC MANAGEMENT, INC., a Pennsylvania corporation.

Business Day:  Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.

Capitalization Rate:  Ten and one quarter percent (10.25%).

Capitalized Leases: Leases that in accordance with GAAP are required to be capitalized for financial reporting purposes.

Cash Acquisition: means the acquisition of some or all of assets of another Person, including, but not limited to, real property, improvements, personal property or intangible assets, by a Subsidiary of Guardian Holdings other than Lessee or a Sublessee with respect to which all of the following conditions apply:

(1)           Any Debt is incurred in connection with such acquisition is unsecured; and

(2)           None of Guardian Holdings, Lessee, or any Sublessee guaranties or otherwise is or could be liable for any obligations (including any Debt) in connection with such acquisition or the financing of such acquisition.

Cash Flow:  For any period, an amount equal to (a) Net Income of Lessee arising solely from the operation of the Facilities for the applicable period; plus (b) the amounts deducted in computing Lessee’s Net Income for the period for (i) depreciation, (ii) amortization, (iii) Base Rent, (iv) interest expense, (v) income taxes (or, if greater, income tax actually paid during the period) and (vi) actual management fees paid; less (c) an imputed management fee equal to 5% of net revenues.

Cash Flow to Rent Ratio: For any fiscal period, the ratio of Cash Flow to Base Rent.

Citation: Any operational or physical plant deficiency set forth in writing with respect to a Facility by any governmental body or agency, or Medicare intermediary, having regulatory oversight over a Facility, Lessee, any Sublessee or Manager, with respect to which the scope and severity of the potential penalty for such deficiency is one or more of the following: loss of licensure, decertification of a Facility from participation in the Medicare and/or Medicaid programs, appointment of a temporary manager or the continuation for more than forty five (45) consecutive days of either a denial of payment for, or a ban on, new admissions.

Clean-Up:  The investigation, removal, restoration, remediation and/or elimination of, or other response to, Contamination, in each case to the satisfaction of all governmental agencies having jurisdiction, in compliance with or as may be required by Environmental Laws.

Closing: is defined in Section 29.5.

Closing Date: is defined in Section 29.5.

Code:  The Internal Revenue Code of 1986, as amended.

Collateral: means the “Collateral” as defined in the Security Agreements.

Commencement Date:  November 1, 2004.

Condemnor:  Any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

Construction Funds:  The Net Proceeds and such additional funds as may be deposited with Lessor by Lessee pursuant to Section 14.6 for restoration or repair work pursuant to this Lease.

Contamination:  The presence, Release or threatened Release of any Hazardous Substance at the Leased Properties in violation of any Environmental Law, or in a quantity that would give rise to any affirmative Clean-Up obligations under an Environmental Law, including, but not limited to, the existence of any injury or potential injury to public health, safety, natural resources or the environment associated therewith, or any other environmental condition at, in, about, under or migrating from or to the Leased Properties.

Control (and its corollaries “Controlled by” and “under common Control with”):  Possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, partnership interests or other equity interests.

CPI:  The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

Current Assets:  At any date, all assets of a Person that in conformity with GAAP should be classified as current assets on the balance sheet of such Person at such date.

Current Liabilities:  At any date, all liabilities of a Person on a consolidated basis that in conformity with GAAP should be carried as current liabilities on the balance sheet of such Person at such date.

Current Ratio:  At any date, the ratio of Current Assets to Current Liabilities.

Darway Commencement Date: September 1, 2006.

Darway Facility:  means the Facility commonly known as Darway Elder Care Rehabilitation Center, RR #1, Box 1116, Forksville Pennsylvania 18616.

Darway Sublessee: means Guardian Elder Care at Forksville, LLC, a Pennsylvania limited liability company.

Date of Taking:  The date on which the Condemnor has the right to possession of the Leased Property that is the subject of the Taking or Partial Taking.

Debt: As of any date, all (a) obligations of a Person, whether current or long-term, that in accordance with GAAP should be included as liabilities on such Person’s balance sheet; (b) obligations for borrowed money or installment obligations; (c) obligations of such person under leases that in accordance with GAAP are required to be capitalized for financial reporting purposes; (c) obligations of others for which that Person is liable directly or indirectly, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (d) liabilities and obligations secured by liens of any assets of that Person, whether or not those liabilities or obligations are recourse to that Person; (e) liabilities of that Person, direct or contingent, with respect to letters of credit issued for the account of that Person or others or with respect to bankers acceptances created for that Person; (f) obligations which are evidenced by notes, acceptances, or other instruments; and (f) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property.  For purposes of this definition, the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money.

Distribution: Any payment or distribution of cash or any assets of Lessee to one or more equity owners of Lessee or to any Affiliate of Lessee, whether in the form of a dividend or other return of or on capital, a fee for management in excess of the fee required by the terms of a Management Agreement (but in any event not to exceed five percent (5%) of net revenues of the Facilities), a payment for services rendered or goods delivered, a reimbursement for expenditures or overhead incurred on behalf of Lessee or a payment on any debt required by this Lease to be subordinated to the rights of Lessor.

Encumbrance:  Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to the Leased Properties, or any portion thereof or interest therein, securing any borrowing or other means of financing or refinancing.

Environmental Audit: A written certificate that (a) is in form and substance reasonably satisfactory to Lessor, (b) is from an environmental consulting or engineering firm reasonably acceptable to Lessor and (c) states whether there is Contamination on the Leased Properties and whether the Leased Properties are otherwise in compliance with Environmental Laws.

Environmental Documents:  Each and every (a) document received by Lessee or any Affiliate from, or submitted by Lessee or any Affiliate to, the United States Environmental Protection Agency and/or any other federal, state, county or municipal agency responsible for enforcing or implementing Environmental Laws with respect to the condition of the Leased Properties, or Lessee’s operations at the Leased Properties; and (b) review, audit, report, or other analysis data pertaining to environmental conditions, including, but not limited to, the presence or absence of Contamination, at, in, under or with respect to the Leased Properties that have been prepared by, for or on behalf of Lessee.

Environmental Laws: All federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees now or at any time in effect and relating to (a) the introduction, emission, discharge or release of Hazardous Substances into the indoor or outdoor environment (including without limitation, air, surface water, groundwater, land or soil), (b) the manufacture, processing, distribution, use, treatment, storage, transportation or disposal of Hazardous Substances or (c) the Clean-Up of Contamination.

Event of Default:  The occurrence of any of the following:

(a) Lessee fails to pay or cause to be paid the Base Rent when due and payable, or to restore the Security Deposit if and as required by Section 31.2 of this Lease, and such failure is not cured within a period of three (3) days after such obligation first came due and payable;

(b) Lessee fails to make or cause to be made payment of any Rent (other than Base Rent or the restoration of the Security Deposit) within a period of five (5) Business Days after Notice of such failure;

(c) Lessee, any Sublessee or any Guarantor, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Lessee, a Sublessee or any Guarantor or of the whole or substantially all of its property, or approving a petition filed against Lessee, a Sublessee or any Guarantor seeking reorganization or arrangement of Lessee, a Sublessee or such Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within forty-five (45) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC § 101 et. seq.) and to the provisions of Section 16.6 below;

(d) Lessee, a Sublessee or any Guarantor:  (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law; (iii) makes a general assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC § 101 et. seq.) and to the provisions of Section 16.6 below;

(e) Lessee, a Sublessee or any Guarantor is liquidated or dissolved, or begins proceedings toward liquidation or dissolution, or has filed against it a petition or other proceeding to cause it to be liquidated or dissolved and the proceeding is not dismissed within forty-five (45) days thereafter, or Lessee, a Sublessee or any Guarantor in any manner permits the sale or divestiture of all or substantially all of its assets;

(f) The estate or interest of Lessee or any Sublessee in the Leased Properties or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged of the earlier of (i) within thirty (30) days of the date Lessee has actual notice of such levy or attachment (unless Lessee is in the process of contesting such lien or attachment in good faith in accordance with ARTICLE XII of this Lease) or (ii) the date such levy or attachment is no longer subject to being vacated or discharged;

(g) Lessee ceases operation of any Facility for a period in excess of five (5) Business Days except upon prior Notice to, and with the express prior written consent of, Lessor (which consent Lessor may withhold in its reasonable discretion), or as the unavoidable consequence of damage or destruction as a result of a casualty, or a Partial or total Taking or Force Majeure;

(h) Any representation or warranty made by Lessee, a Sublessee, a Guarantor or any Affiliate of Lessee in the Lease, any Transaction Document or in any certificates delivered in connection with this Lease or the Transaction Documents proves to be untrue when made in any material respect and causes a Material Adverse Effect and Lessee, a Sublessee, a Guarantor or any Affiliate, as the case may be, fails within twenty (20) days after Notice from Lessor or Omega, as the case may be, to cure such condition by terminating such adverse effect and making Lessor or Omega, as the case may be, whole for any damage suffered therefrom; provided, however, if the untrue statement is contained in a certificate signed or delivered by a Person other than Lessee, Guarantors, Sublessees or their Affiliates, then it shall only constitute an Event of Default if any of Lessee, Guarantors or their Affiliates had knowledge of such untrue statement and did not inform in writing Lessor of same within ten (10) days of first acquiring such knowledge;

(i) Lessee (or, if applicable, any Sublessee or Manager):

(i) has any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use suspended or revoked, or its right to so operate a Facility or to accept patients suspended, and Lessee fails to remedy any condition causing such revocation or suspension within any cure period allowed therefor by the applicable agency or authority or, if no such cure period is allowed or specified by the applicable agency or authority, Lessee fails to remedy the condition promptly and diligently following Lessee’s receipt of notice of such condition and, in any event, prior to the denial of any application for, or the revocation or suspension of, any such license, permit, approval, certificate of need, certificate of reimbursement, other authorization or right to operate the Facility in question or to accept patients at the Facility in question; or

(ii) receives a Citation with respect to a Facility and fails to cure the condition that is the subject of the Citation within the period of time required for such cure by the issuer of the Citation or, but in any event prior to the denial of any application for, or the revocation or suspension of, any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate a Facility as a provider of health care services in accordance with its Primary Intended Use or to receive Medicare or Medicaid payments with respect to residents of any Facility, or prior to the appointment of a temporary manager, as the case may be; or

(iii) fails to give Lessor Notice that any event set forth in clauses (i) and (ii) above has occurred, as required pursuant to Section 23.1(h) below.

(j) A Transfer requiring the consent of Lessor under this Lease occurs without the prior written consent of Lessor;

(k) A default occurs under any Transaction Document and such default is not cured within any applicable cure period provided in such Transaction Document;

(l) A default occurs under any other material contract with aggregate obligations in excess of Five Hundred Thousand Dollars ($500,000) affecting any Facility, Lessee, or any Affiliate of Lessee involved in the operation of the Facilities and such default is not cured within any applicable cure period provided in such contract;

(m) Lessee breaches any of the financial covenants set forth in Section 8.3 of this Lease;

(n) An “Event of Default” under the terms of any other lease or other agreement between Lessee or Affiliate of Lessee and Lessor or any Affiliate of Lessor; or

(o) Reserved; or

(p) Lessee fails to observe or perform any other term, covenant or condition of this Lease or any other Transaction Document and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless the failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if and for so long as Lessee proceeds promptly and with due diligence to cure the failure and completes the cure prior to the time that the same causes a Material Adverse Effect and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, any Affiliates of either or to the Leased Properties; or

(q) A default occurs under the Line of Credit Documents and such default continues beyond any applicable grace or cure period provided for in the Line of Credit Documents.

Executive Officer:  Any of the Chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Vice President and the Secretary of any corporation, a general partner of any partnership and a managing member of any limited liability company upon which service of a Notice is to be made.

Expiration Date: means September 30, 2018 if the first Renewal Option has not been exercised, or September 30, 2023, if the first Renewal Option has been exercised, but not the second Renewal Option, or September 30, 2028, if the first and second Renewal Options have been exercised, but not the third Renewal Option, or September 30, 2033, if the first, second and third Renewal Options have been exercised, but not the fourth Renewal Option, or August 31, 2038, if the all of the Renewal Options have been exercised.

Facilit(y)(ies): Each health care facility on the Land, including the Leased Property associated with such Facility, and together, all such facilities on the Leased Properties.

Facility Mortgage: Any mortgage, deed of trust or other security agreement that with the express, prior, written consent of Lessor is a lien upon any or all of the Leased Properties, whether such lien secures an obligation or obligations of Lessor or its Affiliates.

Facility Mortgagee: The secured party to a Facility Mortgage, its successors and assigns, any servicer acting on behalf of a Facility Mortgagee with respect to a Facility Mortgage and, if any Facility Mortgage is deposited with a trust, then the trustee acting on behalf of the certificate holders of such trust.

Facility Trade Names: The name(s) under which the Facilities do business during the Term. The Facility Trade Names in use by the Facilities on the Commencement Date are set forth on attached Exhibit A.

Fair Market Rent: The rent that, at the relevant time, a Facility would most probably command in the open market, under a lease on substantially the same terms and conditions as are set forth in this Lease with a lessee unrelated to Lessor having experience and a reputation in the health care industry and a credit standing reasonably equivalent to that of Lessee, and, if this Lease is guaranteed, with such lease being guaranteed by guarantors having a net worth at least equal to that of Guarantors, with evidence of such rent being the rent that is being asked and agreed to at such time under any leases of facilities comparable to such Facility being entered into at such time in which the lessees and lease guarantors meet the qualifications set forth in this sentence. Fair Market Rent shall be determined in accordance with the appraisal procedure set forth in ARTICLE XXVI or in such other manner as may be mutually acceptable to Lessor and Lessee.

Fair Market Value:  The value that, at the relevant time, the Option Property would most probably command in the open market, in a sale transaction between a willing buyer and a willing seller. Fair Market Value shall be determined in accordance with the appraisal procedure set forth in ARTICLE XXVI or in such other manner as may be mutually acceptable to Lessor and Lessee.

Financial Statement:

(r) For each quarter during Lessee’s fiscal year, on a consolidated basis for Lessee and the Sublessees, (i) a statement of earnings for the current period and fiscal year to the end of such period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period, and (ii) a balance sheet as of the end of the period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period; and

(s) For Lessee’s fiscal year, an audited financial report for Lessee on a consolidated basis for Lessee and the Sublessees, prepared by a “big four” accounting firm or any other firm of independent certified public accountants reasonably acceptable to Lessor, containing Lessee’s balance sheet as of the end of that year, its related profit and loss, a statement of owner’s equity for that year, a statement of cash flows for that year, any management letter prepared by the certified public accountants, such comments and financial details as customarily are included in reports of like character and the unqualified opinion of the certified public accountants as to the fairness of the statements therein.

Fixtures: Collectively, all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property (excluding Lessor’s Personal Property), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus (other than individual units), sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

Force Majeure: The occurrence of any of the following events or conditions: a flood, earthquake, or other Act of God; a fire or other casualty resulting in a complete or partial destruction of the Facility in question; a war, revolution, riot, civil insurrection or commotion, terrorism, or vandalism; a contractor or supplier delay or failure in performance (not arising from a failure to pay any undisputed amount due), or a delay in the delivery of essential equipment or materials; bankruptcy or other insolvency of a contractor, subcontractor or construction manager (not an Affiliate of the party claiming Force Majeure); a strike, slowdown or other similar labor action; provided that in any such event, the party claiming the existence of Force Majeure shall have given the other party Notice of such claim within fifteen (15) days after becoming aware thereof, and if the party claiming Force Majeure shall fail to give such Notice, then the event or condition shall not be considered Force Majeure for any period preceding the date such Notice shall be given.  No lack of funds on the part of Lessee and its Affiliates shall be construed as Force Majeure.

GAAP:  Generally accepted accounting principles in effect at the time in question.

Guarantor: means any Person which guaranties the obligations of Lessee under this Lease.

Guaranties: means (1) the Lease Guaranty dated as of October 28, 2004, and effective as of November 1, 2004 from the Sublessees, (2) the Limited Recourse Guaranty dated as of October 28, 2004, and effective as of November 1, 2004 from Guardian Elder Care, (3) the Lease Guaranty dated as of February 24, 2006 from Brockway LTC, and (4) the Lease Guaranty from Guardian Holdings dated as of the date of this Lease.

Guardian Elder Care: means Guardian Elder Care, LLC, a Pennsylvania limited liability company.

Guardian Holdings: means Guardian Elder Care Holdings, Inc., a Pennsylvania corporation.

Hazardous Substance:  Dangerous, toxic or hazardous material, substance, pollutant, contaminant, chemical, waste (including medical waste), including petroleum products, asbestos and PCBs defined, listed or described as such under any Environmental Law.

Impositions:  Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, business privilege, transaction privilege, rent or similar taxes to the extent the same are assessed against Lessor in whole or in part on the basis of, the value of the Leased Properties), assessments (including Assessments), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character that at any time prior to, during or in respect of the Term are assessed or imposed on or in respect of, or constitute a lien upon (a) Lessor or Lessor’s interest in the Leased Properties; (b) the Leased Properties or any part thereof or any rent therefrom or any estate, right, title or interest therein; (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Properties or the leasing or use of the Leased Properties or any part thereof; or (d) Rent, but excluding any transfer or other tax imposed with respect to the sale, exchange or other disposition by Lessor of the Leased Properties or any part thereof or the proceeds thereof; provided, however, that Impositions do not include any taxes payable on the net income of Lessor or any capital stock or franchise taxes of Lessor.

Initial Term:  is defined in Section 1.2.

Insurance Requirements:  All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Intangible Assets: The amount of unamortized debt discounts and expenses, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational and developmental expenses, unamortized operating rights, unamortized licenses, unamortized leasehold rights, computer software development costs, start-up costs, pre-opening costs, prepaid pension costs and other intangible assets, including (a) any write-up resulting from a reversal of a reserve for bad debts or depreciation and any write-up resulting from a change in methods of accounting or inventory and (b) the amount of any Investment in any Affiliate.

Investigation: Soil and chemical tests or any other environmental investigations, examinations or analyses.

Investments: of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

Joinder Agreements: means (1) the Joinder Agreement and Amendment to Transaction Documents among Lessor, Lessee, and Darway Sublessee dated as of August 24, 2006, and (2) the Joinder Agreement and Amendment to Transaction Documents among Lessor, Lessee and the 2008 Sublessees dated as of the date of this Lease.

Judgment Date:  The date on which a judgment is entered against Lessee that establishes, without the possibility of appeal, the amount of liquidated damages to which Lessor is entitled under this Lease.

Land:                      The real property described in attached Exhibits B -1 through B- 17.

Lease:  As defined in the Preamble.

Lease Year:  Each period from and including September 1 through August 31 during the Term of this Lease.  If this Lease is terminated before the end of any Lease Year, the final Lease Year shall be September 1 through the date of termination.

Leased Improvements: Collectively, all buildings, structures, Fixtures and other improvements of every kind on the Land, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures.

Leased Property:  The parcel or parcels of the Land on which a Facility is located, the Leased Improvements on such parcel of the Land, the Related Rights with respect to such parcel of the Land, and Lessor’s Personal Property with respect to such Facility.

Leased Properties:  All of the Land, Leased Improvements, Related Rights and Lessor’s Personal Property.

Legal Requirements:  All federal, state, county, municipal and other governmental statutes, laws, rules, orders, waivers, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Properties or any portion thereof, Lessee’s Personal Property or the construction, use or alteration of the Leased Properties (including but not limited to the Americans with Disabilities Act), whether enacted and in force before, after or on the Commencement Date, and including any that may (a) require repairs, modifications, alterations or additions in or to any portion or all of the Facilities, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, including, but not limited to, (i) those relating to existing health care licenses, (ii) those authorizing the current number of licensed beds and the level of services delivered from the Leased Properties and (iii) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee) and in force at any time during the Term.

Lessee’s Certificate:  A statement in writing in substantially the form of Exhibit C attached hereto (with such changes thereto as may reasonably be requested by the person relying on such certificate).

Lessee’s Personal Property:  Personal Property owned or leased by Lessee that is not included within the definition of the term “Lessor’s Personal Property” but is used by Lessee in the operation of the Facilities, including Personal Property provided by Lessee in compliance with Section 6.3 of this Lease.

Lessor’s Future Rent Loss:  An amount equal to the Rent that would have been payable by Lessee from and after the Judgment Date through the Expiration Date had the Lease not been terminated, plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee’s failure to perform its obligations under this Lease.

Lessor’s Interim Rent Loss:  An amount equal to the Rent that would have been payable by Lessee from the Termination Date through the Judgment Date had the Lease not been terminated (including interest and late charges determined on the basis of the date or dates on which Lessor’s Interim Rent Loss is actually paid by Lessee), plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee’s failure to perform its obligations under this Lease.

Lessor’s Monthly Rent Loss:  For any month, an amount equal to the installment of Rent that would have been due in such month under the Lease if it had not been terminated, plus, if such amount is not paid on or before the day of the month on which such installment of Rent would have been due, the amount of interest and late charges thereon that also would have been due under the Lease, plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee’s failure to perform its obligations under this Lease.

Lessor’s Personal Property:  All Personal Property and intangibles, if any, owned by Lessor and leased to Lessee on the Commencement Date, together with any and all replacements thereof, and all Personal Property that pursuant to the terms of the Lease becomes the property of Lessor during the Term.  Notwithstanding any other provision of this Lease, Lessor’s Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor’s “interests in real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

Letter of Credit Agreement:  An agreement between Lessor and Lessee providing for a letter of credit to be delivered to Lessor as the Security Deposit.

Line of Credit: A working capital line of credit from Public Credit, LLC, a Pennsylvania limited liability company, or such other lender as Lessor may approve in writing.

Line of Credit Documents: The documents which evidence the Line of Credit.

Management Agreement:  Any agreement pursuant to which management of a Facility is delegated by Lessee to any Person not an employee of Lessee or to any other related or unrelated party.

Manager:  The Person to whom management of the operation of a Facility is delegated pursuant to a Management Agreement.

Material Adverse Effect: means any material adverse effect whatsoever upon (a) the validity, performance or enforceability of any Transaction Document, (b) the properties, contracts, business operations, profits or condition (financial or otherwise) of Lessee, a Sublessee or any Guarantor, or (c) the ability of Lessee, a Sublessee, any Guarantor or any of their Affiliates to fulfill its obligations under the Transaction Documents.

Maximum Principal Amount: means for the first Lease Year, Five Million Dollars ($5,000,000), and for each succeeding Lease Year in the Term, the Maximum Principal Amount for the previous Lease Year, increased by the product of (a) the Maximum Principal Amount during the preceding lease year and (b) the increase, if any, in the CPI.  If the CPI does not increase (or if it decreases) from one Lease Year to the next, the Maximum Principal Amount will not increase during such next Lease Year.

Net Income:  For any period, Lessee’s net income (or loss) for such period attributable to the operation of the Facilities, determined in accordance with GAAP; provided, however, that Lessee’s Net Income shall not include any extraordinary gains (or losses) or nonrecurring gains (or losses).

Net Proceeds:  All proceeds, net of any costs incurred by Lessor in obtaining such proceeds, payable under any policy of insurance required by ARTICLE XIII of this Lease (including any proceeds with respect to Lessee’s Personal Property that Lessee is required or elects to restore or replace pursuant to Section 14.3) or paid by a Condemnor for a Taking or Partial Taking of a Leased Property.

Net Reletting Proceeds: Proceeds of the reletting of any portion of the Leased Property received by Lessor, net of Reletting Costs.

Notice:  A notice given in accordance with Section 25.1 of this Lease.

Notice of Termination:  A Notice from Lessor that it is terminating this Lease by reason of an Event of Default.

Objections: is defined in Section 29.6.

Off-Balance Sheet Liability: of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

Officer’s Certificate: A certificate signed by an Executive Officer.

Omega:  Omega Healthcare Investors, Inc., a Maryland corporation.

Option: is defined in Section 29.1.

Option Deposit: is defined in Section 29.3.

Option Period: is defined in Section 29.3.

Option Property: is defined in Section 29.2.

Overdue Rate:  On any date, the interest rate that is equal to three percent (3%)  (three hundred (300) basis points) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

Partial Taking:  A taking of less than the entire fee of a Leased Property that either (a) does not render the Leased Property Unsuitable for its Primary Use, or (b) renders a Leased Property Unsuitable for its Primary Intended Use, but neither Lessor nor Lessee elects pursuant to Section 15.1 hereof to terminate this Lease.

Payment Date:  Any due date for the payment of the installments of Base Rent or for the payment of Additional Charges or any other amount required to be paid by Lessee hereunder.

Permitted Encumbrances: Encumbrances listed on attached Exhibit D.

Permitted Investments: The following Investments are permitted:

(a)           The ownership of 100% of the outstanding equity securities by Guardian Holdings in the following entities:

(1)	Guardian Elder Care;

(2)	Guardian Rehabilitation Services, Inc., a Pennsylvania corporation;

(3)	Guardian LTC Pharmacy, Inc., a Pennsylvania corporation;

(4)	Guardian Home & Community Services, Inc., a Pennsylvania corporation;

(5)	Guardian Elder Care Management, Inc., a Pennsylvania corporation;

(7)	Lessee; and

(b)           The ownership of 99% or more of the outstanding equity securities by Lessee in the Sublessees; and

(c)           The ownership of 1% of the outstanding equity securities by Brockway LTC in certain of the Sublessees;

(d)           A Cash Acquisition;

(e)           Investments by Guardian Holdings in any Subsidiary of Guardian Holdings and Investments by Subsidiaries of Guardian Holdings (other than Lessee and the Sublessees) in other Subsidiaries of Guardian Holdings, provided that if such Investment is in Lessee, Brockway LTC, or any Sublessee, any rights to repayment or any return on such Investment are subordinated to the rights of Lessor pursuant to a written subordination agreement in form and substance acceptable to Lessor in its commercially reasonable discretion;

(f)           Investments among Lessee and the Sublessees; and

(f)           Such other Investments as may be consented to in writing by Lessor, which consent will not unreasonably withheld by Lessor.

Person:  Any natural person, trust, partnership, corporation, joint venture, limited liability company or other legal entity.

Personal Property:  All machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other tangible personal property (but excluding consumable inventory and supplies owned by Lessee) used in connection with the Leased Properties, together with all replacements  and alterations thereof and additions thereto, except items, if any, included within the definition of Fixtures or Leased Improvements.

Peterson Option: means the option to purchase the Peterson Facility granted by Lessor to Lessee which was being terminated pursuant to the Existing Lease.

Plan of Reorganization: The Plan of Reorganization of Guardian Elder Care dated as of the date of this Lease.

Pledge Agreements: means (i) the Pledge Agreement dated as of October 28, 2004 and effective as of November 1, 2004, between Lessor, as creditor, and the Lessee, as debtor, (ii) the Pledge Agreement dated as of February 24, 2004 between Lessor, as creditor, and Brockway LTC, as debtor, each as amended by the Joinder Agreements, and (iii) the Pledge Agreement dated as of the date of this Lease between Lessor, as creditor, and Guardian Holdings, as debtor.

Present Value: The value of future payments, determined by discounting each such payment at a rate equal to the yield on the specified date on securities issued by the United States Treasury (bills, notes and bonds) maturing on the date closest to December 31 in the year in which such future payment would have been due.

Primary Intended Use: Licensed skilled nursing facilities, assisted living facilities and independent living facilities.

Prime Rate:  On any date, an interest rate equal to the prime rate published by the Wall Street Journal, but in no event greater than the maximum rate then permitted under applicable law. If the Wall Street Journal ceases to be in existence, or for any reason no longer publishes such prime rate, the Prime Rate shall be the rate announced as its prime rate by the financial institution that is the agent for the banks under Omega’s senior credit agreement, and if such bank no longer exists or does not announce a prime rate at such time, the Prime Rate shall be the rate of interest announced as its prime rate by a national bank selected by Lessor.

Principals: Raymond L. Calhoun, Peter C. Varischetti, Frank A. Varischetti, Steven R. Varischetti and Nicholas D. Varischetti.

Proceeding: Any action, proposal or investigation by any agency or entity, or any complaint to such agency or entity.

Purchase Agreements: means (i) the Purchase Agreement dated as of October 28, 2004, and effective as of November 1, 2004 among Lessor, as purchaser, and Lessee and the Sublessees (other than the Darway Sublessee and the 2008 Sublessees), as sellers, (ii) the Purchase Agreement dated as of August 24, 2006, and effective as of September 1, 2006, among Lessor, as purchaser, and Lessee, the Darway Sublessee and GUARDIAN ELDER CARE AT FORKSVILLE, LP, a Pennsylvania limited partnership, as sellers, and (iii) the Purchase Agreement dated as of the date of this Lease, among Lessor, as purchaser, and Lessee, the 2008 Sublessees and certain of their Affiliates, as sellers.

Purchase Documents: As defined in the Purchase Agreements.

Purchase Money Financing:   Any financing provided by a Person to Lessee or a Sublessee in connection with the acquisition of Personal Property used in connection with the operation of a Facility, whether by way of installment sale, equipment lease or otherwise.

Purchase Price: is defined in Section 29.4.

Qualified Capital Expenditures:  Expenditures capitalized on the books of Lessee for alterations, renovations, repairs and replacements to the Facilities, including without limitation any of the following:   Replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and major replacement of siding; major roof replacements, including major replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; major repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior; but excluding major alterations, renovations, additions (consisting of expansions of any Facility, including construction of a new wing or a new story on any Facility), normal maintenance and repairs.

Reasonable Expenses: is defined in Section 32.8.

Regulatory Actions:  Any claim, demand, notice, action or proceeding brought, threatened or initiated by any governmental authority in connection with any Environmental Law, including, without limitation, civil, criminal and administrative proceedings, whether or not the remedy sought is costs, damages, equitable remedies, penalties or expenses.

Related Rights:  All easements, rights and appurtenances relating to the Land and the Leased Improvements.

Release:  The intentional or unintentional spilling, leaking, dumping, pouring, emptying, seeping, disposing, discharging, emitting, depositing, injecting, leaching, escaping, abandoning, or any other release or threatened release, however defined, of any Hazardous Substance.

Reletting Costs: Expenses incurred by Lessor in connection with the reletting of the Leased Properties in whole or in part after an Event of Default, including without limitation reasonable attorneys’ fees and expenses, brokerage fees and expenses, marketing expenses and the cost of repairs and renovations reasonably required for such reletting.

Renewal Term: A period for which the Term is renewed in accordance with Section 1.3.

Rent:  Collectively, Base Rent and Additional Charges.

Replacement Cost:  The actual replacement cost of the Leased Properties, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy.  In all events Replacement Cost shall be an amount sufficient that neither Lessor nor Lessee is deemed to be a co-insurer of the Leased Property in question.

Sale and Leaseback Transaction: means any sale or other transfer of real or personal property by any Person with the intent to lease such property as lessee.

SEC:  Securities and Exchange Commission.

Security Agreements: means (1) the Security Agreement dated as of October 28, 2004, and effective as of November 1, 2004 between Lessor, as secured party, and Lessee and the Sublessees, as debtors, and (2) the Security Agreement dated as of October 28, 2004, and effective as of November 1, 2004between Lessor, as secured party, and Guardian Elder Care, as debtor, in each case as amended by the Joinder Agreements.

Security Deposit: As defined in Section 31.1 of this Lease.

Special Risk Insurance:  The insurance that Lessee is required to maintain pursuant to Section 13.2.1 of this Lease.

State: The State or States in which the Leased Properties are located.

Subleases:  The Subleases dated the same date as this Agreement with the Sublessees listed on attached Exhibit E for the corresponding Facility listed on Exhibit E, and such other Subleases expressly approved in writing by Lessor prior to execution of any sublease by Lessee.

Sublessees:  The sublessees under the Subleases.

Subordination Agreement: The Subordination Agreement dated as of October 28, 2004, and effective as of November 1, 2004 from Lessee, the Sublessees, and Guarantors in favor of Lessor, as amended by the Joinder Agreements.

Subsidiary: of a Person means (i) any corporation with respect to which any of the outstanding securities having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization with respect to which any of the ownership interests having ordinary voting power shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Lessee or any Sublessee.

Taken: Conveyed pursuant to a Taking or Partial Taking.

Taking:  A taking or voluntary conveyance during the Term of all of a Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the proceeding actually has been commenced.

Tangible Net Worth: At any date, the net worth of a Person as determined in conformity with GAAP, less Intangible Assets, as determined as of such date.

Term:  Collectively, the Initial Term plus the Renewal Term or Renewal Terms, if any.

Termination Date:  The date on which a Notice of Termination is given.

Third Party Claims:  Any claims, actions, demands or proceedings (other than Regulatory Actions) howsoever based (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to health welfare or property) due to Contamination, whether or not the remedy sought is costs, damages, penalties or expenses, brought by any person or entity other than a governmental agency.

Title Commitments: is defined in Section 29.6.

Title Policies: is defined in Section 29.6.

Transaction Documents: means the following documents: this Lease, the Purchase Agreements, the Purchase Documents, the Guaranties, the Letter of Credit Agreement, the Security Agreements, the Pledge Agreements, the Subordination Agreements, the Joinder Agreements, and any security agreements, pledge agreements, letter of credit agreements, guarantees, notes or other documents which evidence, secure or otherwise relate to this Lease or the Purchase Agreements, or the transactions contemplated by this Lease and the Purchase Agreements and to which Lessee, a Sublessee, a Guarantor or another Affiliate of Lessee is a party; and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.

Transfer:  The (a) assignment, mortgaging or other encumbering of all or any part of Lessee’s interest in this Lease or in the Leased Properties; (b) subletting of the whole or any part of any Leased Property (except to Sublessees pursuant to the Subleases); (c) entering into of any Management Agreement or other arrangement under which any Facility is operated by or licensed to be operated by an entity other than Lessee or a Sublessee; (d) merger, consolidation or reorganization of a corporate Lessee, corporate Sublessee, corporate Manager, or Guardian Holdings, or the sale, issuance, transfer and/or redemption, cumulatively or in one transaction, of any voting stock by Lessee, any Sublessee or Manager, or Guardian Holdings or by Persons who are stockholders of record or beneficially of Lessee, any Sublessee or Manager, or Guardian Holdings, if such event or events result(s) in a change of Control of Lessee, any Sublessee or Manager, or Guardian Holdings; or (e) sale, issuance, transfer or redemption, cumulatively or in one transaction, of any interest, or the termination of any interest, whether held directly or indirectly, in Lessee, any Sublessee or Manager, or Guardian Holdings if Lessee, such Sublessee, such Manager or Guardian Holdings is a joint venture, partnership, limited liability company or other association and such sale, issuance, transfer, redemption or termination of interest results in a change of Control of such joint venture, partnership, limited liability company or other association.

Transferee: An assignee, subtenant or other occupant of a Leased Property pursuant to a Transfer.

Unmatured Event of Default: means the occurrence of an event which upon its occurrence, or with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Unsuitable for Its Primary Intended Use:  A state or condition of a Facility such that by reason of a Partial Taking, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable beds permitted by applicable law and regulation in the Facility after the Partial Taking, the square footage Taken and the estimated revenue impact of such Partial Taking.

ARTICLE III  - RENT

3.1 Base Rent; Monthly Installments. In addition to all other payments to be made by Lessee under this Lease, Lessee shall pay Lessor the Base Rent in lawful money of the United States of America which is legal tender for the payment of public and private debts, Lessee shall pay the Base Rent in advance, (i) during the first Lease Year, in monthly installments in an amount equal to the amount set forth in the definition of Base Rent and (ii) each year thereafter, in equal, consecutive monthly installments, each of which shall be in an amount equal to one-twelfth (1/12) of the Base Rent payable for the Lease Year in which such installment is payable. The first installment of Base Rent shall be payable on the Commencement Date, together with a prorated amount of Base Rent for the period from the Commencement Date until the last day of the first full calendar month of the Term.  Thereafter, installments of Base Rent shall be payable on the first (1st) day of each calendar month.  Base Rent shall be paid to Lessor, or to such other Person as Lessor from time to time may designate by Notice to Lessee, by wire transfer of immediately available federal funds to the bank account designated in writing by Lessor. If Lessor directs Lessee to pay any Base Rent or Additional Charges to any Person other than Lessor, Lessee shall send to Lessor, simultaneously with payment of the Base Rent or Additional Charges, a copy of the transmittal letter or invoice and check evidencing such, or such other evidence of payment as Lessor requires.

3.2 Additional Charges.   In addition to the Base Rent, Lessee also will pay as and when due all Additional Charges.

3.3 Late Charge; Interest.  If any Rent payable to Lessor is not paid when due, Lessee shall pay Lessor on demand, as an Additional Charge, a late charge equal to five percent (5%) of the amount not paid when due, and, in addition, if such Rent (including the late charge) is not paid within thirty (30) days of the date on which such Rent was due, interest thereon at the Overdue Rate from the date when due until such Rent (including the late charge and interest) is paid in full.

3.4 Net Lease.

3.4.1 The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the Rent payable to Lessor under this Lease throughout the Term.

3.4.2 If Lessor commences any proceedings for non-payment of Rent, Lessee will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Lessee would lose or waive such claim by the failure to assert it, but Lessee does not waive any rights to assert such claim in a separate action brought by Lessee.  The covenants to pay Rent are independent covenants, and Lessee shall have no right to hold back, offset or fail to pay any Rent because of any alleged default by Lessor or for any other reason.

3.5 Payments In The Event of a Rent Adjustment.

3.5.1 Upon the adjustment, pursuant to the definition of the term “Base Rent,” in the Base Rent payable pursuant to this Lease with respect to any Lease Year, the adjustment shall be effective as of the first payment of Base Rent due in the Lease Year as to which such adjustment pertains.  Because it may not be possible to determine the adjusted Base Rent prior to the effective date of such adjustment, Lessee shall continue to pay the Base Rent at the rate in effect prior to the adjustment until Lessor gives Lessee Notice of its determination of the adjusted Base Rent. Upon such determination, the Base Rent shall be adjusted retroactively as of the effective date of such adjustment.  On or before the second (2nd) payment date for Base Rent following receipt by Lessee of Lessor’s Notice of the adjustment, Lessee shall make an additional payment of Base Rent in such amount as will bring the Base Rent, as adjusted, current on or before such second (2nd) payment date, and thereafter Lessee shall pay the adjusted Base Rent in correspondingly adjusted monthly installments until the Base Rent is next adjusted or reset as required under this Lease.

3.5.2 This Section 3.5 shall survive the expiration or earlier termination of this Lease with respect to any adjustment or reset that is not known or fully paid as of the date of expiration or earlier termination of this Lease.

ARTICLE IV - IMPOSITIONS

4.1 Payment of Impositions.  Subject to Sections 12.1 and 12.2, Lessee will pay all Impositions before any fine, penalty, interest or cost is added for non-payment, and will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments.  Subject to Section 12.2, if at the option of the taxpayer any Imposition may be paid in installments, Lessee may pay the same in the required installments provided it also pays any and all interest due thereon as and when due.  Lessee shall prepare and file as and when required all tax returns and reports required by governmental authorities with respect to all Impositions.  Lessor and Lessee shall each, upon request, provide the other with such data, including without limitation cost and depreciation records, as is maintained by the party to whom the request is made as is necessary to prepare any required returns and reports.  Lessee shall be entitled to receive and retain any refund from a taxing authority in respect of an Imposition paid by Lessee if at the time of the refund no Event of Default has occurred, but if an Event of Default has occurred at the time of the refund, Lessee shall not be entitled to receive or retain such refund, and if and when received by Lessor such refund shall be applied as provided in ARTICLE XVI.  Lessee may, upon Notice to and with the consent of Lessor (which consent shall not be withheld unreasonably), at Lessee’s sole cost and expense, protest, appeal or institute such other proceedings as Lessee deems appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall cooperate with Lessee in such protest, appeal or other action.  Lessee shall reimburse Lessor for Lessor’s direct costs of cooperating with Lessee for such protest, appeal or other action.

4.2 Adjustment of Impositions.  Impositions imposed in respect of the tax fiscal period during which the Term ends shall be adjusted and prorated between Lessor and Lessee, whether or not imposed before or after the expiration or earlier termination of the Term, and Lessee’s obligation to pay its prorated share thereof shall survive the expiration or earlier termination of the Term.

4.3 Utility Charges.  Lessee will pay or cause to be paid when due all charges for electricity, power, gas, oil, water and other utilities imposed upon the Leased Properties or upon Lessor or Lessee with respect to the Leased Properties.

4.4 Insurance Premiums. Lessee shall pay or cause to be paid when due all premiums for the insurance coverage required to be maintained pursuant to ARTICLE XIII during the Term.  Lessee shall deposit with Lessor the premiums for such insurance in accordance with the provisions of Section 12.2 of this Lease.

ARTICLE V  – NO TERMINATION

5.1 No Termination, Abatement, etc.  Lessee shall not take any action without the consent of Lessor to modify, surrender or terminate this Lease (other than as expressly permitted under this Lease), and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff against Rent.  The respective obligations of Lessor and Lessee shall not be affected by reason of (a) any damage to, or destruction of, the Leased Properties or any portion thereof from whatever cause or any Taking or Partial Taking of the Leased Properties, except as expressly set forth herein; (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Properties, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (c) any claim that Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (e) any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Lessee from any such obligations as a matter of law.  Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, that now or hereafter may be conferred upon it by law to (a) modify, surrender or terminate this Lease or quit or surrender the Leased Properties or any portion thereof, or (b) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder.

ARTICLE VI  – LEASED PROPERTIES

6.1 Ownership of the Leased Properties.  Lessee acknowledges that the Leased Properties are the property of Lessor and that Lessee has only the right to the possession and use of the Leased Properties upon the terms and conditions of this Lease.  Lessee will not (a) file any income tax return or other associated documents, (b) file any other document with or submit any document to any governmental body or authority, (c) enter into any written contractual arrangement with any Person or (d) release any financial statements of Lessee, in any case that take any position other than that throughout the Term Lessor is the owner of the Leased Properties for federal, state and local income tax purposes and this Lease is a “true lease,” and an “operating lease” and not a “capital lease.”

6.2 Lessor’s Personal Property.  Lessee shall, during the entire Term, maintain all of Lessor’s Personal Property in good order, condition and repair as shall be necessary in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, and customary industry practice for the Primary Intended Use.  If any of Lessor’s Personal Property requires replacement in order to comply with the foregoing, Lessee shall replace it with similar property of the same or better quality at Lessee’s sole cost and expense, and when such replacement property is placed in service with respect to the Leased Property it shall become Lessor’s Personal Property.  Lessee shall not permit or suffer Lessor’s Personal Property to be subject to any lien, charge, encumbrance, financing statement, contract of sale, equipment lessor’s interest or the like, except for any purchase money security interest or equipment lessor’s interest expressly securing Debt permitted pursuant to Section 8.3.9 or otherwise approved in advance, in writing, by Lessor.  At the expiration or earlier termination of this Lease (except if the Closing occurs after the exercise of the Option as provided for below), all of Lessor’s Personal Property shall be surrendered to Lessor with the Leased Properties at or before the time of the surrender of the Leased Property in at least as good a condition as at the Commencement Date (or, as to replacements, in at least as good a condition as when placed in service at the Facilities) except for ordinary wear and tear.

6.3 Lessee’s Personal Property.  Lessee shall provide and maintain during the Term such Personal Property, in addition to Lessor’s Personal Property, as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Upon the expiration of the Term or the earlier termination of this Lease (except if the Closing occurs after the exercise of the Option as provided for below), without the payment of any additional consideration by Lessor, Lessee shall be deemed to have sold, assigned, transferred and conveyed to Lessor all of Lessee’s right, title and interest in and to any and all of Lessee’s Personal Property whether or not integral to the Primary Intended Use of the Facilities and wherever located; provided, however, that Lessee shall not be obligated to transfer its computers and proprietary software.  Lessee shall not remove any of Lessee’s Personal Property that is in use at the expiration or earlier termination of the Lease from the Leased Properties.

6.4 Grant of Security Interest in Lessee’s Personal Property and Accounts.  Lessee and the Sublessees have concurrently granted to Lessor a security interest in the Collateral, which includes, without limitation, the Personal Property as defined herein and Lessee’s and Sublessees’ Accounts as defined in the Security Agreement.

ARTICLE VII – CONDITION OF LEASED PROPERTIES

7.1 Condition of the Leased Properties.  Lessee acknowledges that it has inspected and otherwise has knowledge of the condition of the Leased Properties prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder.  Lessee is leasing the Leased Properties “as is” in their condition on the Commencement Date.  Lessee waives any claim or action against Lessor in respect of the condition of the Leased Properties.  LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF ANY LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE.  Lessee further acknowledges that throughout the Term Lessee is solely responsible for the condition of the Leased Properties.

7.2 Use of the Leased Properties.  Throughout the Term Lessee shall use the Leased Properties continuously for the Primary Intended Use and uses incidental thereto. Lessee shall not use the Leased Properties or any portion thereof for any other use without the prior written consent of Lessor.  No use shall be made or permitted to be made of, or allowed in, the Leased Properties, and no acts shall be done, which will cause the cancellation of, or be prohibited by, any insurance policy covering the Leased Properties or any part thereof, nor shall the Leased Properties or Lessee’s Personal Property be used for any unlawful purpose. Lessee shall not commit or suffer to be committed any waste on the Leased Properties, or cause or permit any nuisance thereon, or suffer or permit the Leased Properties or any portion thereof, or Lessee’s Personal Property, to be used in such a manner as (a) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (b) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Properties or any portion thereof.

7.3 Certain Environmental Matters.

(a) Prohibition Against Use of Hazardous Substances.  Lessee shall not permit, conduct or allow the generation, introduction, presence, maintenance, use, receipt, acceptance, treatment, manufacture, production, installation, management, storage, disposal or release of any Hazardous Substance on the Leased Properties, except for those types and quantities of Hazardous Substances necessary for and ordinarily associated with the conduct of Lessee’s business and used in full compliance with all Environmental Laws.

(b) Notice of Environmental Claims, Actions or Contaminations.  Lessee shall notify Lessor, in writing, timely (based upon the circumstances) upon learning of any existing, pending or threatened: (i) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws, (ii) Third Party Claims, (iii) Regulatory Actions, and/or (iv) Contamination of any portion of the Leased Properties

(c) Costs of Remedial Actions with Respect to Environmental Matters.  If any investigation and/or Clean-Up of any Hazardous Substance or other environmental condition on, under, about or with respect to a Leased Property is required by any Environmental Law, Lessee shall complete, at its own expense, such investigation and/or Clean-Up or cause any other Person who may be legally responsible to complete such investigation and/or Clean-Up.

(d) Delivery of Environmental Documents.  Lessee shall deliver to Lessor complete copies of any and all Environmental Documents that may now be in, or at any time hereafter come into, the possession of Lessee.

(e) Environmental Audit.  At Lessee’s expense, Lessee shall, upon and within forty-five (45) days of a written request therefor from Lessor (or within such shorter timeframe as is reasonable in the event of an emergency), deliver an Environmental Audit to Lessor.  All tests and samplings shall be conducted using generally accepted and scientifically valid technology and methodologies.  Lessee shall give the engineer or environmental consultant conducting the Environmental Audit reasonable and complete access to the Leased Properties and to all records in the possession of Lessee that may indicate the presence (whether current or past) of a Release or threatened Release of any Hazardous Substances on, in, under, about and adjacent to any Leased Property.  Lessee also shall provide the engineer or environmental consultant full access to and the opportunity to interview such persons as may be employed in connection with the Leased Properties as the engineer or consultant deems appropriate.  However, Lessor shall not be entitled to request an Environmental Audit from Lessee unless (i) after the Commencement Date there have been material changes, modifications or additions to Environmental Laws as applied to or affecting any of the Leased Properties; (ii) a significant change in the condition of any of the Leased Properties has occurred; (iii) there are fewer than six (6) months remaining in the Term; or (iv)  Lessor has another good reason for requesting such certificate or certificates.  If the Environmental Audit discloses the presence of Contamination or any noncompliance with Environmental Laws, Lessee shall immediately perform all of Lessee’s obligations under this Lease with respect to such Hazardous Substances or noncompliance.

(f) Entry onto Leased Properties for Environmental Matters.  If Lessee fails to provide an Environmental Audit as and when required by Subparagraph (e) above, in addition to Lessor’s other remedies Lessee shall permit Lessor from time to time, and upon prior written notice to Lessee at least five (5) days in advance (except in the case of emergency circumstances when no prior notice is required), by its employees, agents, contractors or representatives, to enter upon the Leased Properties for the purpose of conducting such Investigations as Lessor may desire, the reasonable expense of which shall be paid or reimbursed promptly by Lessee as an Additional Charge.  Lessor and its employees, agents, contractors, consultants and/or representatives, shall conduct any such Investigation in a manner that does not unreasonably interfere with Lessee’s use of and operations on the Leased Properties (however, reasonable temporary interference with such use and operations is permissible if the investigation cannot otherwise be reasonably and inexpensively conducted).  Other than in an emergency, Lessor shall provide Lessee with prior written notice before entering any of the Leased Properties to conduct such Investigation, and shall provide copies of any reports or results to Lessee, and Lessee shall cooperate fully in such Investigation.

(g) Environmental Matters Upon Termination of the Lease or Expiration of Term.  Upon the expiration or earlier termination of the Term, Lessee shall cause the Leased Properties to be delivered free of any and all Regulatory Actions and Third Party Claims and otherwise in compliance with all Environmental Laws with respect thereto, and in a manner and condition that is reasonably required to ensure that the then present use, operation, leasing, development, construction, alteration, refinancing or sale of the Leased Property shall not be restricted by any environmental condition existing as of the date of such expiration or earlier termination of the Term.

(h) Compliance with Environmental Laws.  Lessee shall comply with, and cause its agents, servants and employees to comply with, and shall use reasonable efforts to cause each occupant and user of any of the Leased Properties, and the agents, servants and employees of such occupants and users to comply with, each and every Environmental Law applicable to Lessee, the Leased Properties and each such occupant or user with respect to the Leased Properties.  Specifically, but without limitation:

(i) Maintenance of Licenses and Permits.  Lessee shall obtain and maintain (and Lessee shall use reasonable efforts to cause each tenant, occupant and user to obtain and maintain) all permits, certificates, licenses and other consents and approvals required by any applicable Environmental Law from time to time with respect to Lessee, each and every part of the Leased Properties and/or the conduct of any business at a Facility or related thereto;

(ii) Contamination.  Lessee shall not cause, suffer or permit any Contamination;

(iii) Clean-Up.  If a Contamination occurs, Lessee promptly shall Clean-Up and remove any Hazardous Substance or cause the Clean-Up and the removal of any Hazardous Substance and in any such case such Clean-Up and removal of the Hazardous Substance shall be effected in compliance with applicable Environmental Laws;

(iv) Discharge of Lien.  Within twenty (20) days of the date any lien is imposed against the Leased Properties or any part thereof under any Environmental Law, Lessee shall cause such lien to be discharged (by payment, by bond or otherwise to Lessor’s absolute satisfaction);

(v) Notification of Lessor.  Within three (3) Business Days after receipt by Lessee of Notice or discovery by Lessee of any fact or circumstance that might result in a breach or violation of any covenant or agreement, Lessee shall give Lessor Notice of such fact or circumstance; and

(vi) Requests, Orders and Notices.  Within three (3) Business Days after receipt of any request, order or other notice relating to the Leased Properties under any Environmental Law, Lessee shall forward a copy thereof to Lessor.

(i) Environmental Related Remedies.  In the event of a breach by Lessee beyond any applicable notice and/or grace period of its covenants with respect to environmental matters, Lessor may, in its sole discretion, do any one or more of the following (the exercise of one right or remedy hereunder not precluding the simultaneous or subsequent exercise of any other right or remedy hereunder):

(i) Cause a Clean-Up.  Cause the Clean-Up of any Hazardous Substance or other environmental condition on or under the Leased Properties, or both, at Lessee’s cost and expense; or

(ii) Payment of Regulatory Damages.  Pay on behalf of Lessee any damages, costs, fines or penalties imposed on Lessee or Lessor as a result of any Regulatory Actions; or

(iii) Payments to Discharge Liens.  On behalf of Lessee, make any payment or perform any other act or cause any act to be performed that will prevent a lien in favor of any federal, state or local governmental authority from attaching to the Leased Properties or that will cause the discharge of any lien then attached to the Leased Properties; or

(iv) Payment of Third Party Damages.  Pay, on behalf of Lessee, any damages, cost, fines or penalties imposed on Lessee as a result of any Third Party Claims; or

(v) Demand of Payment.  Demand that Lessee make immediate payment of all of the costs of such Clean-Up and/or exercise of the remedies set forth in this Section 7.3 incurred by Lessor and not paid by Lessee as of the date of such demand.

(j) Environmental Indemnification.  Lessee shall and does hereby indemnify, and shall defend and hold harmless, Lessor, each Facility Mortgagee and the principals, officers, directors, agents and employees of Lessor and each Facility Mortgagee, from each and every incurred and potential claim, cause of action, damage, demand, obligation, fine, laboratory fee, liability, loss, penalty, imposition settlement, levy, lien removal, litigation, judgment, proceeding, disbursement, expense and/or cost (including without limitation the cost of each and every Clean-Up), however defined and of whatever kind or nature, known or unknown, foreseeable or unforeseeable, contingent, incidental, consequential or otherwise (including, but not limited to, reasonable attorneys’ fees, consultants’ fees, experts’ fees and related expenses, capital, operating and maintenance costs, incurred in connection with (i) any Investigation or monitoring of site conditions, and (ii) any Clean-Up required or performed by any federal, state or local governmental entity or performed by any other entity or person because of the presence of any Hazardous Substance, Release, threatened Release or any Contamination on, in, under or about any of the Leased Properties) that may be asserted against, imposed on, suffered or incurred by, each and every indemnitee arising out of or in any way related to, or allegedly arising out of or due to any environmental matter including, but not limited to, any one or more of the following:

(i) Release Damage or Liability.  The presence of Contamination in, on, at, under or near a Leased Property or migrating to a Leased Property from another location;

(ii) Injuries.  All injuries to persons (including wrongful death) by reason of environmental matters relating to the condition of or activities past or present on, at, in or under a Leased Property;

(iii) Violations of Law.  All violations, and alleged violations, of any Environmental Law relating to a Leased Property or any activity on, in, at or under a Leased Property;

(iv) Misrepresentation.  All material misrepresentations relating to environmental matters made by Lessee or its Affiliates;

(v) Event of Default.  Each and every Event of Default relating to environmental matters;

(vi) Lawsuits.  Any and all lawsuits brought or threatened, settlements reached and governmental orders relating to any Hazardous Substances at, on, in or under a Leased Property, and all demands of governmental authorities, and all policies and requirements of Lessor’s, based upon or in any way related to any Hazardous Substances at, on, in or under a Leased Property; and

(vii) Presence of Liens.  All liens imposed upon any of the Leased Properties in favor of any governmental entity or any person as a result of the presence, disposal, release or threat of release of Hazardous Substances at, on, in, from or under a Leased Property.

Notwithstanding the foregoing, nothing in this Section shall be construed as indemnifying Lessor against its own grossly negligent acts or omissions or willful misconduct.

(k) Rights Cumulative and Survival.  The rights granted Lessor under this Section are in addition to and not in limitation of any other rights or remedies available to Lessor under this Lease or allowed at law or in equity or rights of indemnification provided to Lessor in any agreement pursuant to which Lessor purchased any of the Leased Property.  The payment and indemnification obligations set forth in this Section 7.3 shall survive the expiration or earlier termination of the Term with respect to all indemnification, Clean-Up obligations under this Section 7.3 arising out of acts, omissions or conditions occurring or existing on or before the later of (i) the expiration of the Term (without taking into account any early termination) and (ii) the date Lessee delivers possession to Lessor or Lessor’s designee.

ARTICLE VIII  - COVENANTS

8.1 Compliance with Legal and Insurance Requirements.  In its use, maintenance, operation and any alteration of the Leased Properties, Lessee, at its expense, promptly will (a) comply with all Legal Requirements and Insurance Requirements, whether or not compliance with them requires structural changes in any of the Leased Improvements (which structural changes shall be subject to Lessor’s prior written approval, which Lessor shall not unreasonably withhold or delay) or interferes with or prevents the use and enjoyment of the Leased Properties, and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Leased Properties and Lessee’s Personal Property for the Primary Intended Use, and for the proper erection, installation, operation and maintenance of the Leased Properties or any part thereof. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether or not Lessor is a party thereto, that Lessee has violated any such Legal Requirements or Insurance Requirements shall be conclusive of that fact as between Lessor and Lessee.

8.2 Licenses.  Lessee represents and warrants that Lessee and the Sublessees have received and presently hold all necessary certificates of need approvals/exemptions and license and certification approvals with respect to the operation of the Facilities for their Primary Intended Use.  Lessee and the Sublessees shall acquire and maintain, or cause to be acquired and maintained, all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Facilities or any of them in their customary manner for the Primary Intended Use and any other use conducted on the Facilities as may be permitted from time to time under this Lease.  Without limiting the generality of the foregoing, the Lessee and the Sublessees will maintain in effect all licenses, permits, certificates of need, Section 1122 approvals, facility certifications, provider agreements, consents and other authorizations from all federal, state, municipal and other governmental agencies or authorities as are necessary to lawfully operate all beds contained in the Facilities as nursing home beds, that are duly certified to provide licensed nursing services, and to receive payment therefor under the Medicare and applicable state Medicaid programs.

8.3 Certain Covenants.

8.3.1 Lessee Tangible Net Worth.  During the Term, Lessee and the Sublessees shall maintain on a consolidated basis a minimum Tangible Net Worth of Three Million Dollars ($3,000,000), and if at any time Lessee’s and the Sublessees’ Tangible Net Worth is less than the requirement set forth in the preceding clause, within thirty (30) days Lessee shall cause its equity owners to contribute to Lessee sufficient equity capital in the form of cash to cause Lessee’s Tangible Net Worth to equal or exceed such requirement.  For purposes of this Section, Tangible Net Worth includes the amount of any cash Security Deposit.

8.3.2 Guardian Holdings Tangible Net Worth.  During the Term, Lessee and the Sublessees shall maintain a positive Tangible Net Worth, and if at any time Guardian Holdings’ Tangible Net Worth is not positive, within thirty (30) days Guardian Holdings shall cause its equity owners to contribute to Guardian Holdings sufficient equity capital in the form of cash to cause Guardian Holdings’ Tangible Net Worth to be positive.

8.3.3 Cash Flow to Rent Ratio. During the Term, Lessee and the Sublessees on a consolidated basis shall maintain a Cash Flow to Rent Ratio of 1.3 or more.  The Cash Flow to Rent Ratio is tested quarterly on a trailing twelve months basis.  During the Lease Year commencing on September 1, 2008, a pro forma Base Rent of Fifteen Million Seven Hundred Eleven Thousand Six Hundred Eighty Six and 82/100 Dollars ($15,711,686.82) shall be used.

8.3.4 Current Ratio. During the Term, Lessee and the Sublessees on a consolidated basis shall maintain a Current Ratio of 1.0 or more.  The Current Ratio is tested as of the last day of each calendar quarter.

8.3.5 Debt.  During the Term, none of the Lessee nor any Sublessee will, or will they permit any Subsidiary to, create, incur or suffer to exist any Debt, except equipment financing permitted pursuant to Section 8.3.9 and the Line of Credit permitted pursuant to Section 8.3.11.  During the Term, without the prior written consent of Lessor, neither Brockway LTC or Guardian Holdings will create, incur or suffer to exist any Debt; provided, however, that Lessor shall not unreasonably withhold consent to the incurrence of any Debt by Guardian Holdings.

8.3.6 Off-Balance Sheet Liabilities.  Other than transactions with Lessor, during the Term, without the prior written consent of Lessor, none of the Lessee, Brockway LTC, Guardian Holdings or any Sublessee will, or will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities; provided, however, that Lessor shall not unreasonably withhold its consent to such transactions if they do not involve Brockway LTC, Lessee or any Sublessee in any manner.

8.3.7 Limitation of Distributions.  During the Term, none of Brockway LTC, Guardian Holdings, Lessee nor any Sublessee shall make any Distributions to the holders of its equity securities (other than Lessee in the case of the Sublessees) or any Affiliate if, as of the date of such Distribution or upon giving effect to such Distribution, (a) an Event of Default has occurred and is continuing or (b) an Unmatured Event of Default has occurred and is continuing.  During the Term, none of Guardian Holdings, Lessee or the Sublessees shall enter into any contracts or agreements with any Affiliates of Guardian Holdings, Lessee or a Sublessee to provide goods or services to the Facilities unless such contracts or agreements are on commercially reasonable terms competitive in the marketplace and no more favorable to the provider of goods or services as is available to nursing home operators of comparable size in the States in which the Facilities are located.  Notwithstanding the provisions of this Section 8.3.7, after the occurrence of an Event of Default or an Unmatured Event of Default and while it continues, Guardian Holdings, Lessee and the Sublessees may make payments in the ordinary course of business required by contracts or agreements entered into prior to the date of such Event of Default or Unmatured Event of Default with their Affiliates for goods and services which are reasonably necessary to the continued operation of the Facilities; provided, however, that Guardian Holdings, Lessee and the Sublessees may not make any such payments with respect to amounts which are more than forty five (45) days past due and Lessee must provide Lessor copies of the contracts or agreements and Notice of such payments on or before the date made.

8.3.8 Guarantees Prohibited. During the Term, without the prior written consent of Lessor, none of Brockway LTC, Guardian Holdings, Lessee, any Sublessee nor any Subsidiary of Guardian Holdings shall guarantee any indebtedness of any Affiliate or other third party; provided however, that Lessor shall not unreasonably withhold its consent to a guaranty by Guardian Holdings or any Subsidiary of Guardian Holdings other than Lessee or any Sublessee.

8.3.9 Equipment Financing.                                                        During the Term, the aggregate amount of principal, interest and lease payments due from Lessee and the Sublessees on any equipment financing shall not exceed Twenty Five Thousand Dollars ($25,000) annually per Facility.

8.3.10 Loans from Affiliates. None of Brockway LTC, Guardian Holdings, Lessee nor any Sublessee shall borrow money from any Affiliate unless the obligations of Brockway LTC, Guardian Holdings, Lessee or such Sublessee and the rights of its Affiliates with respect to any such loan are subordinated to the rights of Lessor pursuant to a written subordination agreement in form and substance acceptable to Lessor in its commercially reasonable discretion.

8.3.11 Line of Credit.  During the Term, Lessee and the Sublessees may obtain a Line of Credit provided that:

(a) The working capital lender executes and delivers to Lender an subordination agreement in form and substance satisfactory to Lender in its sole discretion, providing that, among other things, (i) the Line of Credit is subordinated in right of payment to the payment and performance of all obligations owed to Lessor by Lessee, the Sublessees and Guarantors, (ii) the working capital lender would not pursue any remedies with regard to the Line of Credit until such time as all obligations owed to Lessor by Lessee, the Sublessees and Guarantors have been paid and performed in full, and (iii) the maximum principal amount advanced, or available for advance, under the Line of Credit does not exceed the Maximum Principal Amount;

(b) Lessee and the Sublessees shall use the Line of Credit for the sole purpose of financing the working capital at the Facilities;

(c) The Line of Credit is unsecured; and

(d) The aggregate amount of interest, points, fees and other amounts payable on the Line of Credit does not exceed an effective annual interest rate equal to the Prime Rate plus two percent (2%).

8.4 Minimum Qualified Capital Expenditures.  Each Lease Year Lessee shall expend with respect to each Facility at least Four Hundred Dollars ($400) per-licensed-bed for Qualified Capital Expenditures to improve the Facilities, which amount shall be increased each Lease Year, beginning with the second Lease Year, in proportion to increases in the CPI.  At least annually, at the request of Lessor, Lessor and Lessee shall review capital expenditures budgets and agree on modifications, if any, required by changed circumstances and the changed conditions of the Leased Properties.

8.5 Management Agreements.  Neither Lessee nor any Sublessee shall enter into or terminate any Management Agreement without the prior written consent of Lessor as to the identity of the Manager and the terms of such agreement, and shall not amend, modify, or otherwise change the terms of any Management Agreement without the prior written consent of Lessor and, in addition, as to any amendment, modification or other change that directly or indirectly increases the compensation of the Manager or allows a change in the identity of the Manager, without the consent of Lessor, which consent Lessor may withhold in its reasonable discretion, and in no event without the execution by Lessee, Manager and Lessor of an agreement, in form and substance satisfactory to Lessor, pursuant to which Manager’s right to receive its management fee is subordinated to the obligation of Lessee to pay the Rent as and when required under this Lease.

8.6 No Other Business; No Investments.  None of Lessee or any Sublessee shall engage in any business other than the operation of the Facilities.  Except for the Permitted Investments, none of Guardian Holdings, Brockway LTC, Lessee or any Sublessee will, or will they permit any Subsidiary to, make or suffer to exist any Investments by such entities (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, nor, except in connection with Permitted Investments, shall they create any Subsidiary or become or remain a partner in any partnership or joint venture, or to make any acquisition of any Person.

8.7 Tax Returns.  During the Term, the Lessee, Guarantor and the Sublessees shall timely file, or cause to be timely filed, all required tax returns for the operation of their business and shall pay all taxes required to be paid in connection such returns, including but not limited to, employee withholding taxes, before any penalty or interest for failure to file arises.

8.8 Bank Accounts.  During the Term, the Lessee and the Sublessees shall maintain separate bank accounts from any other Person other than Lessee or a Sublessee.  None of the Lessee nor any Sublessee shall permit its or their assets, including cash, cash equivalents, and the cash proceeds arising out of the operation of the Facilities, to be commingled with the assets of any Person (other than other than Lessee or a Sublessee).

8.9 Existence; No Fundamental Change. Lessee, the Sublessees, Brockway LTC and Guardian Holdings shall preserve and maintain their legal existence and such of their rights, licenses and privileges as are material to their business and operations; and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to their business and operations or the ownership of their properties.  Except for the Approved Reorganization, or with the prior written approval of Lessor, which may be withheld in Lessor’s sole and absolute discretion, none of Lessee, the Sublessees, Brockway LTC and Guardian Holdings will fundamentally change the nature of its business, enter into any amalgamation, merger, consolidation, reorganization or recapitalization, or reclassify its capital stock or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or assets, of any Person or any shares of stock or other equity securities of any Person.

8.10 Liens.  Subject to the provisions of Section 12.1 relating to permitted contests, none of Lessee, the Sublessees, Brockway LTC, Guardian Holdings, and any Subsidiary of Guardian Holdings shall directly or indirectly create or allow to remain, and shall promptly discharge at their expense, any lien, encumbrance, attachment, title retention agreement or claim upon any assets of such entity, excluding, however, (a) the liens and security interests in favor of Lessor and its Affiliates, (b) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet payable, or (ii) such liens are in the process of being contested as permitted by Section 12.1, (c) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by Section 12.1, (d) liens consented to by Lessor in connection with (i) Debt consented to by Lessor pursuant to Section 8.3.5 hereof, (ii) a Sale and Leaseback Transaction or Off Balance Sheet Liability consented to by Lessor pursuant to Section 8.3.6 hereof, or (iii) guaranties consented to by Lessor pursuant to Section 8.3.8 hereof (in each case of (i), (ii) and (iii), such consent not to be unreasonably withheld), and (e) other liens granted by a Subsidiary of Guardian Holdings (other than Lessee or any Sublessee) and consented to by Lessor, which consent shall not be unreasonably withheld.

ARTICLE IX  – MAINTENANCE AND REPAIR

9.1 Maintenance and Repair.

9.1.1 Lessee, at its expense, will keep the Leased Properties, and all appurtenant landscaping, private roadways, sidewalks and curbs that are under Lessee’s control and Lessee’s Personal Property in good order and repair, whether or not the need for such repairs arises out of Lessee’s use, any prior use, the elements or the age of the Leased Property or any portion thereof, or any cause whatsoever except the act or negligence of Lessor, and with reasonable promptness shall make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise). Lessee shall maintain, operate and otherwise manage the Leased Properties at all times on a basis and in a manner consistent with the standards of the highest quality comparable facilities in the market areas served by the Leased Properties.  All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work or the property to be repaired shall be replaced.  Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Properties or any parts thereof for the Primary Intended Use.

9.1.2 Lessor shall not under any circumstances be required to maintain, build or rebuild any improvements on the Leased Properties (or any private roadways, sidewalks or curbs appurtenant thereto), or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Properties, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or upon any adjoining property, whether to provide lateral or other support or abate a nuisance, or otherwise, or to make any expenditure whatsoever with respect thereto, in connection with this Lease; provided however, that Lessor shall cooperate with Lessee at Lessee’s sole cost and expense to the extent reasonably necessary with respect to the foregoing actions.  Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3 Nothing contained in this Lease shall be construed as (a) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialmen or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof, or (b) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Properties or any portion thereof.  Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanics’ and construction lien laws now or hereafter existing.

9.1.4 Lessee promptly shall replace any of the Leased Improvements or Lessor’s Personal Property that becomes worn out, obsolete or unusable or unavailable for the purpose for which intended. All replacements shall have a value and utility at least equal to that of the items replaced and shall become part of the Leased Properties immediately upon their acquisition by Lessee. Upon Lessor’s request, Lessee promptly shall execute and deliver to Lessor a bill of sale or other instrument establishing Lessor’s lien-free ownership of such replacements. Lessee promptly shall repair all damage to a Leased Property incurred in the course of such replacement.

9.1.5 Lessee will, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Properties to Lessor in the condition in which they were originally received from Lessor, in good operating condition, ordinary wear and tear excepted, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

9.2 Encroachments, Restrictions, etc. If, at any time, any of the Leased Improvements are alleged to encroach upon any property, street or right of way adjacent to a Leased Property, or to violate any restrictive covenant, or to impair the rights of others under any easement or right of way, Lessee promptly shall settle such allegations or take such other lawful action as may be necessary in order to be able to continue the use of a Leased Property for the Primary Intended Use substantially in the manner and to the extent such Leased Property was being used at the time of the assertion of such violation, impairment or encroachment; provided, however, that no such action shall violate any other provision of this Lease, and any alteration of a Leased Property must be made in conformity with the applicable requirements of ARTICLE X.  Lessee shall not have any claim against Lessor or offset against any of Lessee’s obligations under this Lease with respect to any such violation, impairment or encroachment.

ARTICLE X  – ALTERATIONS AND ADDITIONS

10.1 Construction of Alterations and Additions to the Leased Properties.

10.1.1 Lessee shall not (a) make or permit to be made any structural alterations, improvements or additions of or to the Leased Properties or any part thereof, or (b) materially alter the plumbing, HVAC or electrical systems thereon or (c) make any other alterations, improvements or additions the cost of which exceeds (i) Fifty Thousand ($50,000.00) Dollars per alteration, improvement or addition, or (ii) One Hundred Fifty Thousand ($150,000.00) Dollars in any Lease Year, unless and until Lessee has (x) caused complete plans and specifications therefor to have been prepared by a licensed architect and submitted to Lessor at least sixty (60) Business Days before the planned start of construction thereof, (y) obtained Lessor’s written approval thereof and (z), if required to do so by Lessor, provided Lessor with reasonable assurance of the payment of the cost of any such alterations, improvements or additions, in the form of a bond, letter of credit or cash deposit. If Lessor requires a deposit, Lessor shall retain and disburse the amount deposited in the same manner as is provided for insurance proceeds in Section 14.6.  If the deposit is reasonably determined by Lessor at any time to be insufficient for the completion of the alteration, improvement or addition, Lessee immediately shall increase the deposit to the amount reasonably required by Lessor. Lessee shall be responsible for the completion of such improvements in accordance with the plans and specifications approved by Lessor, and promptly shall correct any failure with respect thereto.

10.1.2 Alterations and improvements not falling within the categories described in the first sentence of Section 10.1.1 may be made by Lessee without the prior approval of Lessor, but Lessee shall give Lessor at least thirty (30) days prior written Notice of any such alterations and improvements; provided, however, that no prior Notice shall be required with respect to alterations and improvements (other than Section 10.1.1 alterations or improvements) reasonably required for the routine maintenance and repair of the Leased Properties.

10.1.3 All alterations, improvements and additions shall (a) be constructed in a first class, workmanlike, manner, in compliance with all Insurance Requirements and Legal Requirements, (b) be in keeping with the character of the Leased Properties and the area in which the Leased Property in question is located and (c) be designed and constructed so that the value of the Leased Properties will not be diminished and the Primary Intended Use of the Leased Properties will not be changed.  All improvements, alterations and additions immediately shall become a part of the Leased Properties.

10.1.4 Lessee shall have no claim against Lessor at any time in respect of the cost or value of any improvement, alteration or addition.  There shall be no adjustment in the Rent by reason of any such improvement, alteration or addition.  With Lessor’s consent, expenditures made by Lessee pursuant to this ARTICLE X may be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the Facilities and for measuring compliance with the obligations of Lessee set forth in Section 8.4 of this Lease.

10.1.5 In connection with any alteration that involves the removal, demolition or disturbance of any asbestos-containing material, Lessee shall cause to be prepared at its expense a full asbestos assessment applicable to such alteration and shall carry out such asbestos monitoring and maintenance program as reasonably shall be required thereafter in light of the results of such assessment.

ARTICLE XI  - LIENS

11.1 Liens.  Without the consent of Lessor or as expressly permitted elsewhere herein, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Properties, and any attachment, levy, claim or encumbrance in respect of the Rent, except for (a) Permitted Encumbrances, (b) liens of mechanics, laborers, materialmen, suppliers or vendors for sums not yet due, (c) liens created by the malfeasance or negligence of Lessor, and (d) inchoate liens for amounts not yet due and payable.

ARTICLE XII  – PERMITTED CONTESTS AND DEPOSITS

12.1 Permitted Contests.  Lessee, on its own or on Lessor’s behalf (or in Lessor’s name), but at Lessee’s sole cost and expense, shall have the right to contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any real or personal property assessment, Imposition, Legal Requirement or Insurance Requirement, or any lien, attachment, levy, encumbrance, charge or claim or any encroachment or restriction burdening the Leased Property, provided: (a) prior Notice of such contest is given to Lessor; (b) the Leased Properties would not be in any danger of being sold, forfeited or attached as a result of such contest, and there is no risk to Lessor of a loss of or interruption in the payment of Rent; (c) in the case of an unpaid Imposition or other lien, attachment, levy, encumbrance, charge or claim, collection thereof is suspended during the pendency of such contest; (d) in the case of a contest of a Legal Requirement, compliance may legally be delayed pending such contest and pending such contest no license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use may be irrevocably suspended or revoked, or its right to so operate a Facility or to accept patients irrevocably suspended. Upon the reasonable request of Lessor, Lessee shall deposit funds or assure Lessor in some other manner reasonably satisfactory to Lessor that the amount to be paid by Lessee that is the subject of a contested Imposition, Legal Requirement, Insurance Requirement or Claim, together with interest and penalties, if any, thereon, and any and all costs for which Lessee is responsible will be paid if and when required upon the conclusion of such contest.  Lessee shall defend, indemnify and save harmless Lessor from all costs or expenses arising out of or in connection with any such contest, including but not limited to reasonable attorneys’ fees.  If at any time Lessor reasonably determines that payment of any Imposition or other lien, attachment, levy, encumbrance, charge or claim, or compliance with any Legal or Insurance Requirement being contested by Lessee is necessary in order to prevent loss of any of the Leased Properties or Rent or civil or criminal penalties or other damage (including revocation or suspension of any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use or suspension of any right to accept patients), upon such prior Notice to Lessee as is reasonable in the circumstances Lessor may pay such amount, require Lessee to comply with such Legal or Insurance Requirement or take such other action as it may deem necessary to prevent such loss or damage. If reasonably necessary, upon Lessee’s written request, Lessor, at Lessee’s expense, shall cooperate with Lessee in a permitted contest, provided Lessee upon demand makes arrangements satisfactory to Lessor to assure the reimbursement of any and all Lessor’s costs incurred in cooperating with Lessee in such contest.

12.2 Lessor’s Requirement for Deposits.  After the occurrence of an Event of Default and while it continues, upon the request of Lessor, Lessee shall deposit with Lessor monthly, at the time of its payments of Base Rent, a pro rata portion of the amounts required to comply with Insurance Requirements, Impositions, Legal Requirements and Lessee’s obligations under Section 8.4 of this Lease, and when such obligations become due, Lessor shall pay them (to the extent of the deposit) upon Notice from Lessee requesting such payment.  If sufficient funds have not been deposited to cover the amount of the obligations due at least thirty (30) days in advance of the due date, Lessee immediately shall deposit the same with Lessor upon Notice from Lessor. Lessor shall not be obligated to segregate such deposited funds from its other funds or to pay Lessee any interest on any deposit held by Lessor.  Upon an Event of Default, any of the funds remaining on deposit may be applied under this Lease in any manner and in such priority as Lessor may determine in its sole discretion.

ARTICLE XIII - INSURANCE

13.1 General Insurance Requirements.  Lessee shall keep the Leased Properties, and all property located in or on the Leased Properties, including Lessor’s Personal Property and Lessee’s Personal Property, insured with insurance meeting the following requirements: (a) all insurance shall be written by companies authorized to do insurance business in the applicable States and having a rating classification of not less than A- and a financial size category of “Class X”, according to the then most recent issue of Best’s Key Rating Guide; (b) all policies must name Lessor as an additional insured, and name as an additional insured any Facility Mortgagee by way of a standard form of mortgagee’s loss payable endorsement in use in the applicable States.  However, if requested by Lessor and available on a commercially reasonable basis, all public liability and property damage insurance shall contain a provision that Lessor, although named as an insured, nevertheless shall be entitled to recovery for loss, damage or injury to Lessor, its servants, agents and employees by reason of the negligence of Lessee or Lessor; (c) losses must be payable to Lessor or Lessee as provided in Article XIV, and loss adjustments shall require the written consent of Lessor, any Facility Mortgagee and, provided it is not then in default, Lessee, which consent shall not be unreasonably withheld by either Lessor or Lessee; (d) each insurer must agree that it will give Lessor and any Facility Mortgagee at least sixty (60) days’ written Notice before its policy shall be altered, allowed to expire or canceled; (e) the amount of any deductible or retention must be approved by Lessor prior to the issuance of any policy; and (f) the form of all policies shall be approved by Lessor, whose approval shall not unreasonably be withheld.   Notwithstanding anything in this ARTICLE XIII to the contrary, Lessor consents to Lessee insuring the coverages required by Sections 13.2.4 and 13.2.5 through a pure captive owned by the Lessee and the Sublessees, which insurance capitve may not meet the AmBest rating requirement set forth in this Section, provided that the insurance coverages otherwise comply with this ARTICLE XIII.

13.2 Risks to be Insured.  The policies covering the Leased Properties and Lessee’s Personal Property shall insure against the following risks:

13.2.1 Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “Special Risk,” and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage, in an amount not less than one hundred percent (100%) of Replacement Cost (provided that Lessor shall have the right from time to time, but no more frequently than once in any period of three (3) consecutive Lease Years, to have Replacement Cost reasonably redetermined by the fire insurance company then carrying the largest amount of fire insurance on the Leased Properties (Lessee hereby agreeing to pay the fee, if any, for such insurer), which determination shall be final and binding on the parties hereto, and upon such determination Lessee immediately shall increase, but not decrease, the amount of the insurance carried pursuant to this Section 13.2.1 to the amount so determined;

13.2.2 Broad form comprehensive boiler and machinery insurance on a blanket repair and replace basis, with limits for each accident in an amount not less than one hundred percent (100%) of Replacement Cost;

13.2.3 Loss of rental under a rental value insurance policy covering risk of loss during reconstruction necessitated by the occurrence of any of the hazards described in Sections 13.2.1 or 13.2.2 (but in no event for a period less than twelve (12) months) in an amount sufficient to prevent Lessor and Lessee from becoming a co-insurer;

13.2.4 Claims for bodily injury (including resulting death), personal injury or property damage under a policy of commercial general public liability insurance with a combined single limit per occurrence in respect of bodily injury and death and property damage of One Million Dollars ($1,000,000.00), and an aggregate limitation of Three Million Dollars ($3,000,000.00), which insurance shall insure Lessee’s contractual liability to Lessor under the indemnity provisions of this Lease and may be written on a ‘claims made’ basis, and, if written on a “claims-made” basis, Lessee also shall provide continuous liability coverage for claims arising during the Term by obtaining “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term;

13.2.5 Claims arising out of malpractice with a combined single limit per occurrence of One Million Dollars ($1,000,000.00), and an aggregate limitation of Three Million Dollars ($3,000,000.00) and, if written on a “claims-made” basis, Lessee also shall provide continuous liability coverage for claims arising during the Term by obtaining “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term;

13.2.6 Flood (with respect to any portions of the Leased Properties located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

13.2.7 During such time as Lessee is constructing any improvements, (a) worker’s compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (b) a completed operations endorsement to the commercial general liability and property damage insurance policies referred to above, (c) builder’s risk insurance, completed value form, covering all physical loss, in an amount satisfactory to Lessor, and (d) such other insurance, in such amounts, as Lessor deems necessary to protect Lessor’s interest in the Leased Properties from any act or omission of Lessee’s contractors or subcontractors, and certificates of insurance evidencing such coverage, in form satisfactory to Lessor, shall be presented to Lessor prior to the commencement of construction of such improvements;

13.2.8 Primary automobile liability insurance with limits of One Million Dollars ($1,000,000.00) per occurrence each for owned and non-owned and hired vehicles;

13.2.9 Loss or damage commonly covered by blanket crime insurance including dishonesty, loss of money orders or paper currency and depositor’s forgery, with a limit of not less than One Million Dollars ($1,000,000.00).

13.3 Payment of Premiums; Copies of Policies; Certificates. Subject to Section 12.2 of this Lease, Lessee shall pay when due all of the premiums for the insurance required by this Lease, and shall deliver to Lessor and to any Facility Mortgagee requesting such evidence, certificates of insurance in form satisfactory to Lessor and such Facility Mortgagee. Copies of the policies of insurance required by this Lease and certificates thereof shall be delivered to Lessor not less than thirty (30) days prior to their effective date (and, with respect to any renewal policy, not less than twenty (20) days prior to the expiration of the existing policy), and in the event of the failure of Lessee either to carry the required insurance or pay the premiums therefor, or to deliver copies of policies or certificates to Lessor as required, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor when due, in which event Lessee shall repay to Lessor the premiums upon written demand therefor as Additional Charges.

13.4 Umbrella Policies. If Lessee chooses to carry umbrella liability coverage to obtain the limits of liability required under this Lease, the umbrella policies must provide coverage in the same manner as the primary commercial general liability policy and must contain no exclusions in addition to, or limitations materially different than, those of the primary policy.

13.5 Additional Insurance.  In addition to the insurance described above, Lessee shall at all times comply with all Legal Requirements with respect to worker’s compensation insurance coverage.

13.6 No Liability; Waiver of Subrogation.  Lessor shall have no liability to Lessee, and, provided Lessee provides the insurance required of it by this Lease, Lessee shall have no liability to Lessor, regardless of the cause, for any loss or expense resulting from or in connection with damage to or the destruction or other loss of any Leased Property or Lessee’s Personal Property, and neither party will have any right or claim against the other for any such loss or expense by way of subrogation. Each insurance policy carried by either party covering any of the Leased Properties and Lessee’s Personal Property, including without limitation, contents, fire and casualty insurance, shall contain an express waiver of any right of subrogation on the part of the insurer against the other party.  Lessee shall pay any additional costs or charges for obtaining such waiver.

13.7 Increase in Limits.  If from time to time Lessor determines, in the exercise of its reasonable business judgment, that the limits of the personal injury or property damage - public liability insurance then being carried are insufficient, upon Notice from Lessor Lessee shall cause such limits to be increased to the level specified in such Notice until further increase pursuant to the provisions of this Section.

13.8 Blanket Policy.  Any insurance required by this Lease may be provided by so-called blanket policies of insurance carried by Lessee; provided, however, that the coverage afforded Lessor thereby may not be less than or materially different from that which would be provided by separate policies meeting the requirements of this Lease.

13.9 No Separate Insurance.

13.9.1 Lessee shall not, on its own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required by this Lease, to be furnished by, or that may reasonably be required to be furnished by, Lessee, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are named therein as additional insureds, and losses are payable thereunder in the same manner as losses are payable under this Lease.

13.9.2 Nothing herein shall prohibit Lessee, upon Notice to Lessor, from (a) securing insurance required to be carried hereby with higher limits of liability than required in this Lease, or (b) securing insurance against risks not required to be insured pursuant to this Lease, and as to such insurance, Lessor and any Facility Mortgagee need not be included therein as additional insureds, nor must losses thereunder be payable in the same manner as losses are payable under this Lease.

13.10 Mine Subsidence Insurance.  If mine subsidence insurance is available with respect to one or more of the Facilities from the Pennsylvania Department of Environmental Protection, or any other state or federal program, then Lessee shall acquire such insurance with respect to such Facility or Facilities and, to the extent available, will have Lessor named as an insured or additional insured.  Lessee has informed Lessor that the Facility commonly known as Jefferson Hills Manor in Allegeheny County, Pennsylvania is eligible for such insurance and that Lessee has acquired such coverage.

ARTICLE XIV - CASUALTY

14.1 Insurance Proceeds.  Net Proceeds shall be paid to Lessor and held, disbursed or retained by Lessor as provided herein. If the Net Proceeds are less than the Approval Threshold, and no Event of Default has occurred and is continuing, Lessor shall pay the Net Proceeds to Lessee promptly upon Lessee’s commencement of the restoration of the damaged or destroyed Leased Property.  If the Net Proceeds equal or exceed the Approval Threshold, and no Event of Default has occurred and is continuing, the Net Proceeds shall be made available for restoration or repair as provided in Section 14.6. Within fifteen (15) days of the receipt of the Net Proceeds of Special Risk Insurance, Lessor and Lessee shall agree as to the portion thereof, if any, attributable to the Lessee’s Personal Property that Lessee is not required and does not elect to restore or replace, and if they cannot agree they shall submit the matter to arbitration pursuant to ARTICLE XXVIII hereof, and the portion of the proceeds of such Special Risk Insurance agreed or determined by arbitration to be attributable to the Lessee’s Personal Property that Lessee is not required and does not elect to restore or replace shall be paid to Lessee.

14.2 Restoration in the Event of Damage or Destruction.   If all or any portion of a Leased Property is damaged by fire or other casualty, Lessee shall: (a) give Lessor Notice of such damage or destruction within five (5) Business Days of the occurrence thereof; (b) within thirty (30) Business Days of the occurrence commence the restoration of such Leased Property; and (c) thereafter proceed diligently to complete such restoration as quickly as reasonably possible, but in any event within one hundred eighty (180) days of the occurrence, to the end that the Leased Property is in substantially the same (or better) condition as the Leased Property was in immediately prior to the damage or destruction. Regardless of the anticipated cost thereof, if the restoration of a Leased Property requires any modification of structural elements, prior to commencing such modification Lessee shall obtain Lessor’s written approval of the plans and specifications therefor.

14.3 Restoration of Lessee’s Property.  If Lessee is required to restore a Leased Property, Lessee also concurrently shall restore any of Lessee’s Personal Property that is integral to the Primary Intended Use of such Leased Property at the time of the damage or destruction.

14.4 No Abatement of Rent.  There shall be no abatement of Rent by reason of any damage to or the partial or total destruction of any Leased Property.

14.5 Waiver.  Except as provided elsewhere in this Lease, Lessee hereby waives any statutory or common law rights of termination that may arise by reason of any damage to or destruction of a Leased Property.

14.6 Disbursement of Insurance Proceeds Equal to or Greater Than The Approval Threshold.  If Lessee restores or repairs a Leased Property pursuant to this ARTICLE XIV, and if the Net Proceeds equal or exceed the Approval Threshold, the restoration or repair and disbursement of funds to Lessee shall be in accordance with the following procedures:

(a) The restoration or repair work shall be done pursuant to plans and specifications approved by Lessor and a certified construction cost statement, to be obtained by Lessee from a contractor reasonably acceptable to Lessor, showing the total cost of the restoration or repair; to the extent the cost exceeds the Net Proceeds, Lessee shall deposit with Lessor the amount of the excess cost, and Lessor shall disburse the funds so deposited in payment of the costs of restoration or repair before any disbursement of Net Proceeds.

(b) Construction Funds shall be made available, subject to a ten percent (10%) holdback, to Lessee upon request, but no more frequently than monthly, as the restoration and repair work progresses pursuant to certificates, in form and substance reasonably acceptable to Lessor, of an architect selected by Lessee and reasonably acceptable to Lessor (such architect to be, in the reasonable judgment of Lessor, highly qualified in the design and construction of the type of facility being repaired).

(c) After the first disbursement to Lessee, sworn statements and lien waivers in an amount at least equal to the amount of Construction Funds previously paid to Lessee shall be delivered to Lessor from all contractors, subcontractors and material suppliers covering all labor and materials furnished through the date of the previous disbursement.

(d) Lessee shall deliver to Lessor such other evidence as Lessor reasonably may request, from time to time during the course of the restoration and repair, as to the progress of the work, compliance with the approved plans and specifications, the cost of restoration and repair and the total amount needed to complete the restoration and repair, and showing that there are no liens against the Leased Property arising in connection with the restoration and repair and that the cost of the restoration and repair at least equals the total amount of Construction Funds then disbursed to Lessee hereunder.

(e) If the Construction Funds are at any time determined by Lessor to be inadequate for payment in full of all labor and materials for the restoration and repair, Lessee immediately shall pay the amount of the deficiency to Lessor to be held and disbursed as Construction Funds prior to the disbursement of any other Construction Funds then held by Lessor.

(f) The Construction Funds may be disbursed by Lessor to Lessee or to the persons entitled to receive payment thereof from Lessee, and such disbursement in either case may be made directly or through a third party escrow agent, such as, but not limited to, a title insurance company, or its agent, all as Lessor may determine in its sole discretion.  Provided Lessee is not in default hereunder, any excess Construction Funds shall be paid to Lessee upon completion of the restoration or repair.

(g) If Lessee at any time fails to perform promptly and fully the conditions and covenants set forth in subparagraphs (a) through (f) above, and the failure is not corrected within ten (10) days of written Notice thereof, or if during the restoration or repair an Event of Default occurs, Lessor may, at its option, immediately cease making any further payments to Lessee for the restoration and repair.

(h) Lessor may reimburse itself out of the Construction Funds for its reasonable expenses incurred in administering the Construction Funds and inspecting the restoration and repair work, including without limitation reasonable attorneys’ and other professional fees and escrow fees and expenses.

14.7 Net Proceeds Paid to Facility Mortgagee.  Notwithstanding anything in this Lease to the contrary, if any Facility Mortgagee is entitled to any Net Proceeds or any portion thereof under the terms of any Facility Mortgage, the Net Proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. Lessor shall make commercially reasonable efforts to cause the Net Proceeds to be applied to the restoration of the Leased Property.   If the Facility Mortgagee elects to apply the Net Proceeds to the indebtedness secured by the Facility Mortgage and the Net Proceeds would otherwise be available pursuant to this Article XIV for restoration of the affected Facility, Lessee may elect to (a) restore the affected Facility as nearly as possible under the circumstances to a complete architectural unit of the same general character and condition as that of the Facility existing immediately prior to such damage or destruction or (b) if no Event of Default or Unmatured Event of Default has occurred and is continuing, terminate this Lease as to such Facility by delivery of written notice to Lessor within thirty (30) days of the date the Facility Mortgagee elects to apply the Net Proceeds to the indebtedness secured by the Facility Mortgage.  In any such circumstance where Lessee elects to terminate the Lease as to the affected Facility pursuant to this Section, Lessor may, at its option, within thirty (30) days of Lessee’s election to so terminate make available to Lessee pursuant to the same terms as set forth in this ARTICLE XIV funds equal to the lesser of (x) the amount of funds Lessor would be obligated to make available to Lessee for such restoration pursuant to this ARTICLE XIV if the Facility Mortgagee had not so applied such funds and (y) the amount of such funds so applied by the Facility Mortgagee.  If Lessor does make such funds available to Lessee as provided for in this Section, the Lease shall not terminate with respect to the affected Facility.  If the Lessor does not elect to make such funds available to Lessee within such thirty (30) day period, the Lease shall terminate with respect to the affected Facility on the thirtieth (30th) day following the last day of such thirty (30) day period.  If this Lease is so terminated as to a Facility pursuant to this Section, (a) Lessee may purchase the Facility at its Fair Market Value as of the termination date (i.e., after the casualty) within sixty (60) days of the termination date (with delivery of documents consistent with the documents which would be delivered in connection the option set forth in Section 30.1) and (b) the annual Base Rent shall be reduced as of the termination date for such Facility by an amount equal to (i) the sum of (x) the purchase price paid by Lessee to Lessor for the Facility and (y) amount of Net Proceeds applied to the indebtedness secured by the Facility Mortgage, multiplied by (ii) the Capitalization Rate (for example, if (i) the Lease is terminated pursuant to this Section as to a Facility, (ii) the Net Proceeds applied by the Facility Mortgagee equal Two Million Dollars ($2,000,000), and (iii) the purchase price paid to Lessor by Lessee equals One Hundred Thousand Dollars ($100,000), then the annual Base Rent would be reduced by Two Hundred Fifteen Thousand Two Hundred Fifty Dollars (($2,000,000 + $100,000) x 10.25% = $215,250).)

ARTICLE XV - TAKINGS

15.1 Total Taking or Other Taking with Leased Property Rendered Unsuitable for Its Primary Intended Use.  If title to the fee of the whole of a Leased Property is Taken, this Lease shall cease and terminate as to the Leased Property Taken as of the Date of Taking by the Condemnor, and Rent shall be apportioned as of the termination date. If title to the fee of less than the whole of a Leased Property is Taken, but such Leased Property is rendered Unsuitable for Its Primary Intended Use as a result of the Partial Taking, each of Lessee and Lessor shall have the option, which shall be exercisable by written Notice to the other at any time prior to the first to occur of the taking of possession by, or the date of vesting of title in, the Condemnor, to terminate this Lease with respect to such Leased Property as of the date so determined, in which event this Lease shall so cease and terminate with respect to that Leased Property as of the earlier of the date specified in the Notice or the date on which possession is taken by the Condemnor.  If this Lease is so terminated as to a Leased Property, Rent shall be apportioned as of the termination date.

15.2 Allocation of Award.  The total Award made with respect to all or any portion of a Leased Property or for loss of Rent, or for loss of business, shall be solely the property of and payable to Lessor or, if so provided in a Facility Mortgage, to the Facility Mortgagee.  Nothing contained in this lease will be deemed to create any additional interest in Lessee, or entitle Lessee to any payment based on the value of the unexpired term or so-called “bonus value” to Lessee of this Lease.  Any Award made for the taking of Lessee’s Personal Property that is not integral to the Primary Intended Use of the Facilities, or for removal and relocation expenses of Lessee in any such proceedings, shall be payable to Lessee. Any Award made for the taking of Lessee’s Personal Property that is integral to the Primary Intended Use of the Facilities shall payable to Lessor or, if so provided in a Facility Mortgage, to the Facility Mortgagee. In any proceedings with respect to an Award, each of Lessor and Lessee shall seek its own Award in conformity herewith, at its own expense.  Notwithstanding the foregoing, Lessee may pursue a claim for loss of its business, provided that under the laws of the State, such claim will not diminish the Award to Lessor.

15.3 Partial Taking.  In the event of a Partial Taking, Lessee, at its own cost and expense, shall, within sixty (60) days of the first to occur of the taking of possession by, or the date of vesting of title in, the Condemnor, commence the restoration of the affected Leased Property to a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Partial Taking, and complete such restoration with all reasonable dispatch, but in any event within one hundred eighty (180) days of the date on which such Notice is given.  Lessor shall contribute to the cost of restoration only such portion of the Award as is made therefor.  As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount less than the Approval Threshold, Lessor shall pay the same to Lessee upon completion of such restoration.  As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount equal to or greater than the Approval Threshold, Lessor shall make such portion of the Award available to Lessee in the manner provided in Section 14.6 with respect to Net Proceeds in excess of the Approval Threshold.  Notwithstanding anything to the contrary in this Lease, if the Fair Market Rent of the affected Leased Property is reduced by reason of the Partial Taking, from and after the date on which possession is taken by the Condemnor the annualized Base Rent shall be reduced by an amount determined by dividing the portion of the Award made to Lessor expressly for such reduction in Fair Market Rent by the Capitalization Rate.

15.4 Temporary Taking.  If there is a Partial Taking of possession or the use of all or part of a Leased Property, but the fee of such Leased Property is not Taken in whole or in part, until such Partial Taking of possession or use continues for more than six (6) months, all the provisions of this Lease shall remain in full force and effect and the entire amount of any Award made for such Partial Taking shall be paid to Lessee provided there is then no Event of Default. Upon the termination of any such period of temporary use or occupancy, Lessee at its sole cost and expense shall restore the affected Leased Property, as nearly as may be reasonably possible, to the condition existing immediately prior to such Partial Taking.  If any such Partial Taking continues for longer than six (6) months, and fifty percent (50%) or more of the patient capacity of the affected Facility is thereby rendered Unsuitable for Its Primary Use, this Lease shall cease and terminate as to the affected Leased Property only as of the last day of the sixth (6th) month, but if less than fifty percent (50%) of the patient capacity of such Facility is thereby rendered Unsuitable for Its Primary Use, each of Lessee and Lessor shall have the option, which shall be exercisable by giving written Notice to the other at least sixty (60) days prior written Notice to the other, at any time prior to the end of the temporary Partial Taking, to terminate this Lease as to the affected Leased Property of the date set forth in such Notice, and Lessee shall be entitled to any Award made for the period of such temporary Partial Taking prior to the date of termination of the Lease. Rent shall not abate during the period of any temporary Partial Taking.

15.5 Awards Paid to Facility Mortgagee.  Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Award or any portion thereof under the terms of any Facility Mortgage, such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage.  If the Facility Mortgagee elects to apply the Net Proceeds to the indebtedness secured by the Facility Mortgage and the Award represents an Award for Partial Taking as described in Section 15.3 above, Lessee may elect to (a) restore the affected Facility as nearly as possible under the circumstances to a complete architectural unit of the same general character and condition as that of the Facility existing immediately prior to such Partial Taking or (b) if no Event of Default or Unmatured Event of Default has occurred and is continuing, terminate this Lease as to such Facility by delivery of written notice to Lessor within thirty (30) days of the date the Facility Mortgagee elects to apply the Award to the indebtedness secured by the Facility Mortgage.  In any such circumstance where Lessee elects to terminate the Lease as to the affected Facility pursuant to this Section, Lessor may, at its option, within thirty (30) days of Lessee’s election to so terminate make available to Lessee pursuant to the same terms as set forth in this ARTICLE XV funds equal to the lesser of (x) the amount of funds Lessor would be obligated to make available to Lessee for such restoration pursuant to this ARTICLE XV if the Facility Mortgagee had not so applied such funds and (y) the amount of the Award so applied by the Facility Mortgagee.  If Lessor does make such funds available to Lessee as provided for in this Section, the Lease shall not terminate with respect to the affected Facility.  If the Lessor does not elect to make such funds available to Lessee within such thirty (30) day period, the Lease shall terminate with respect to the affected Facility on the thirtieth (30th) day following the last day of such thirty (30) day period.  If this Lease is so terminated as to a Facility pursuant to this Section, (a) Lessee may purchase the Facility at its Fair Market Value as of the termination date (i.e., after the Partial Taking) within sixty (60) days of the termination date (with delivery of documents consist with the documents which would be delivered in connection with the option set forth in Section 30.1) and (b) the annual Base Rent shall be reduced as of the termination date for such Facility by an amount equal to (i) the sum of (x) the purchase price paid by Lessee to Lessor for the Facility and (y) amount of the Award applied to the indebtedness secured by the Facility Mortgage, multiplied by (ii) the Capitalization Rate (for example, if (i) the Lease is terminated pursuant to this Section as to a Facility, (ii) the Award applied by the Facility Mortgagee equals Two Million Dollars ($2,000,000), and (iii) the purchase price paid to Lessor by Lessee equals One Hundred Thousand Dollars ($100,000), then the annual Base Rent would be reduced by Two Hundred Fifteen Thousand Two Hundred Fifty Dollars (($2,000,000 + $100,000) x 10.25% = $215,250).)

ARTICLE XVI  – RIGHTS UPON AN EVENT OF DEFAULT

16.1 Lessor’s Rights Upon an Event of Default. If an Event of Default occurs and is continuing, Lessor may terminate this Lease by giving Lessee a Notice of Termination, and in such event the Term shall end and all rights of Lessee under this Lease shall cease on the Termination Date.  The Notice of Termination shall be in lieu of and not in addition to any notice required by the laws of any State as a condition to bringing an action for possession of the Leased Premises or to recover damages under this Lease.  In addition to Lessor’s right to terminate this Lease, Lessor shall have all other rights set forth in this Lease and all remedies available at law and in equity.  Lessee shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation is commenced, and if litigation is commenced, including fees and expenses incurred in appeals and post-judgment proceedings) as a result of any default of Lessee under this Lease.  No Event of Default (other than a failure to make payment of Rent as and when due) shall be deemed to exist if and for so long as Lessee is unable to prevent such Event of Default because of Force Majeure, provided that, upon the cessation of the Force Majeure, Lessee immediately shall proceed to remedy the action or condition giving rise to the Event of Default within the applicable cure period as extended by the Force Majeure.

16.2 Certain Remedies.  If an Event of Default occurs and while it continues, whether or not this Lease has been terminated pursuant to Section 16.1 or otherwise, if required to do so by Lessor Lessee immediately shall surrender the Leased Properties to Lessor in the condition required by Section   9.1.5 and quit the same, and Lessor may enter upon and repossess the Leased Properties by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal properties from the Leased Properties, subject to rights of any residents or patients and to any Legal Requirements. In addition to all other remedies set forth or referred to in this ARTICLE XVI, Lessor shall have the right to suspend any Management Agreement as to one or more or all Facilities and to retain a manager of the affected Facility or all Facilities at the expense of Lessee, such manager to serve for such term and at such compensation as Lessor reasonably determines is necessary under the circumstances.

16.3 Damages.  None of (a) the termination of this Lease after the occurrence of an Event of Default pursuant to Section 16.1 or otherwise, (b) the repossession of the Leased Properties, (c) the failure of Lessor to relet the Leased Properties, (d) the reletting of all or any portion thereof, or (v) the failure of Lessor to collect or receive any rentals due upon such any reletting, shall relieve Lessee of its liability and obligations under this Lease, all of which shall survive any such termination, repossession or reletting.  If this Lease is terminated by Lessor, Lessee immediately shall pay to Lessor all Rent due and payable with respect to the Leased Properties to and including the Termination Date, including without limitation all interest and late charges payable under Section 3.3 of this Lease with respect to any late payment of such Rent.  Lessee also shall pay to Lessor, as liquidated damages, at Lessor’s option, either:

(A)           The sum of:

(i) Lessor’s Interim Rent Loss, minus Net Reletting Proceeds for the period from the Termination Date through the Judgment Date, and minus the portion of Lessor’s Interim Rent Loss, if any, that Lessee proves reasonably could have been mitigated by Lessor, plus

(ii) the Present Value on the Judgment Date of Lessor’s Future Rent Loss, assuming the Cost of Living Index were to increase one and one quarter (1.25) percentage points per Lease Year from the Judgment Date through the Expiration Date, minus the Present Value on the Termination Date of the portion of Lessor’s Future Rent Loss that Lessee proves reasonably could be mitigated by Lessor;

or

(B)           Each month between the Termination Date and the Expiration Date, Lessor’s Monthly Rent Loss, minus the Net Reletting Proceeds for such month, and minus the portion, if any, of Lessor’s Monthly Rent Loss that Lessee proves reasonably could have been avoided. Any suit brought to recover liquidated damages payable under this subsection (B) shall not prejudice Lessor’s right to collect liquidated damages for subsequent months in a similar proceeding.

16.4 Waiver.  If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (a) any right of reentry, repossession or redesignation, (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Lease, and (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.  Acceptance of Rent at any time does not prejudice or remove any right of Lessor as to any right or remedy.  No course of conduct shall be held to bar Lessor from literal enforcement of the terms of this Lease.

16.5 Application of Funds.  Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order that Lessor determines in its sole discretion or as may be prescribed by law.

16.6 Bankruptcy.

(a) None of Lessee’s interest in this Lease, any estate hereby created in Lessee’s interest or any interest herein or therein shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as specifically may be provided pursuant to the Bankruptcy Code (11 USC § 101 et. seq.), as the same may be amended from time to time.

(b) Rights and Obligations Under the Bankruptcy Code.

(i) Upon filing of a petition by or against Lessee under the Bankruptcy Code, Lessee, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Lessee, agree to pay monthly in advance, on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Premises, an amount equal to all Rent due pursuant to this Lease.

(ii) Included within and in addition to any other conditions or obligations imposed upon Lessee or its successor in the event of the assumption and/or assignment of the Lease are the following: (A) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of the assumption and/or assignment; (B) the deposit of an additional amount equal to not less than three (3) months’ Base Rent, which amount is agreed to be a necessary and appropriate deposit to secure the future performance under the Lease of Lessee or its assignee; (C) the continued use of the Leased Premises for the Primary Intended Use; and (D) the prior written consent of any Facility Mortgagee.

ARTICLE XVII  – CURE BY LESSOR

17.1 Lessor’s Right to Cure Lessee’s Default.  If Lessee fails to make any payment or perform any act required to be made or performed under this Lease, and fails to cure the same within any grace or cure period applicable thereto, upon such Notice as may be expressly required herein (or, if Lessor reasonably determines that the giving of Notice would risk loss to the Leased Properties or cause damage to Lessor, upon such Notice as is practical under the circumstances), and without waiving or releasing any obligation of Lessee, Lessor may make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Properties for such purpose and take all such action thereon as, in Lessor’s sole opinion, may be necessary or appropriate.  No such entry shall be deemed an eviction of Lessee.  All amounts so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with the late charge and interest provided for in Section 3.3 thereon, shall be paid by Lessee to Lessor on demand.  The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XVIII  – HOLDING OVER

18.1 Holding Over.  If Lessee remains in possession of all or any of the Leased Properties after the expiration of the Term or earlier termination of this Lease, such possession shall be as a month-to-month tenant, and throughout the period of such possession Lessee shall pay as Rent for each month two (2) times the sum of: (a) one-twelfth (1/12th) of the Base Rent payable during the Lease Year in which such expiration or termination occurs, plus (b) all Additional Charges accruing during the month, plus (c) any and all other sums payable by Lessee pursuant to this Lease; provided, however, that if Lessee is holding over at the request of Lessor or because Lessor has been unable to find a replacement operator, then Lessee shall only be required to pay as Rent for each month one (1) times such sum.  During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law to month-to-month tenancies, to continue its occupancy and use of the Leased Properties until the month-to-month tenancy is terminated.  Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

18.2 Indemnity.  If Lessee fails to surrender the Leased Properties in a timely manner and in accordance with the provisions of Section 9.1.5 upon the expiration or termination of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall defend, indemnify and hold Lessor, its principals, officers, directors, agents and employees harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, loss of rental with respect to any new lease in which the rental payable thereunder exceeds the Rent paid by Lessee pursuant to this Lease during Lessee’s hold-over and any claims by any proposed new tenant founded on such failure.  The provisions of this Section 18.2 shall survive the expiration or earlier termination of the Term.

ARTICLE XIX  - SUBORDINATION

19.1 Subordination.  Upon the election of a Facility Mortgagee, this Lease shall be subject and subordinate to any Facility Mortgage, to all advances made or hereafter to be made thereunder and to all renewals, modifications, consolidations, replacements and extensions thereof and substitutions therefore; provided, however, that before any subordination pursuant to this Section 19.1 shall be effective, Lessor shall cause any holder of a Facility Mortgage electing to subordinate this Lease to such mortgagee’s security interest, to deliver to Lessee a “non disturbance agreement” reasonably acceptable to such Facility Mortgagee and Lessee (a “Reasonable SNDA”) and providing that, if such Facility Mortgagee acquires the Leased Properties by way of foreclosure or deed in lieu of foreclosure, such Facility Mortgagee will not disturb Lessee’s possession under this Lease and will recognize Lessee’s rights hereunder if and for so long as no Event of Default has occurred under this Lease and is continuing.  Upon delivery of a Reasonable SNDA to Lessee by a Facility Mortgagee, this ARTICLE XIX shall be self-operative.

19.2 Attornment.  If a Facility Mortgagee enforces the remedies provided for by law or by a Facility Mortgage and has delivered a Reasonable SNDA to Lessee, Lessee shall, at the option of the party succeeding to the interest of Lessor as a result of such enforcement or as a result of a deed or delivery of possession of the Leased Properties in lieu of such enforcement, attorn to such successor and recognize such successor as Lessor under this Lease; provided, however, that such successor in interest shall not (a) be bound by any payment of Rent for more than one (1) month in advance, except for any such advance payments as may be expressly required by this Lease; (b) be bound by any modification of this Lease made after the delivery to Lessee of a Reasonable SNDA without the written consent of the Facility Mortgagee or successor in interest; (c) be liable for any act or omission of Lessor; or (d) be subject to any offset or defense arising prior to the date such successor in interest acquired title to the Leased Properties. Upon request, Lessee shall execute and deliver an instrument or instruments confirming the attornment provided for herein.

19.3 Lessee’s Certificate.  Lessee shall, upon not less than ten (10) days prior Notice from Lessor, execute, acknowledge and deliver to Lessor Lessee’s Certificate containing then-current facts.  It is intended that any Lessee’s Certificate delivered pursuant hereto may be relied upon by Lessor, any prospective tenant or purchaser of the Leased Properties, any mortgagee or prospective mortgagee and any other party who reasonably may rely on such statement.  Lessee’s failure to deliver the Lessee’s Certificate within such time shall constitute an Event of Default.  In addition, if Lessee fails to deliver the Lessee’s Certificate within the ten (10) day period referred to above, Lessee hereby authorizes Lessor to execute and deliver a certificate to the effect (if true) that Lessee represents and warrants that (a) this Lease is in full force and effect without modification, and (b) Lessor is not in breach or default of any of its obligations under this Lease.

19.4 Notice and Cure.  If a Facility Mortgagee acquires title to one or more of the Leased Properties by way of foreclosure or deed in lieu of foreclosure, then commencing on the date the Facility Mortgagee acquires title, the Facility Mortgagee shall have thirty (30) days within which to cure any default by Lessor under this Lease existing on such date.  If the defaults by Lessor are cured during such period, then this Lease shall remain in full force and effect and Lessee shall have no right to terminate this Lease so long as the Facility Mortgagee performs all of the Lessor’s subsequent obligations under this Lease.  If the Facility Mortgagee does not cure such default during such thirty (30) day period and such failure continues for an additional thirty (30) days after written notice from Lessee to the Facility Mortgagee and Lessor of such uncured defaults, then Lessee may exercise the Option pursuant to the terms of ARTICLE XXIX during the ten (10) day period commencing on the day the second thirty (30) day period expired.  The foregoing rights to cure a Lessor default shall be exercisable in the sole discretion of the Facility Mortgagee, and, the Facility Mortgagee shall have no obligation to cure any default by Lessor.

ARTICLE XX  – RISK OF LOSS

20.1 Risk of Loss.  During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Properties in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars, Force Majuere or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor and those claiming from, through or under Lessor) is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or material breach of this Lease by Lessor, Lessor in no event shall be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent.

ARTICLE XXI  - INDEMNIFICATION

21.1 Indemnification.  Notwithstanding the existence of any insurance or self-insurance provided for in ARTICLE XIII, and without regard to the policy limits of any such insurance or self-insurance, Lessee shall protect, indemnify, save harmless and defend Lessor and any Facility Mortgagee, and the principals, officers, directors and agents and employees of Lessor and of any Facility Mortgagee, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), to the extent permitted by law, and to the extent arising out of acts, omissions, events or conditions occurring or existing on or before the later of (i) the expiration of the Term (without taking into account any early termination) and (ii) the date Lessee delivers possession to Lessor or Lessor’s designee, and imposed upon or incurred by or asserted against Lessor or any Facility Mortgagee by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Properties or adjoining sidewalks, including without limitation any claims of malpractice; (b) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Properties; (c) the failure to pay any Impositions; (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (e) the management and operation of the Facilities; (f) the ownership of the Facilities by Lessor, and (g) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Lessee or any party in privity with Lessee with respect to the Leased Properties or any business or other activity carried on with respect to the Leased Properties.  Any amounts that become payable by Lessee under this Section shall be paid within ten (10) days after demand by Lessor, and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of demand to the date of payment.  Nothing herein shall be construed as indemnifying either Lessor or any Facility Mortgagee against the grossly negligent acts or omissions or willful misconduct of Lessor, a Facility Mortgagee, or the agents, employees, licensees or invitees of Lessor or a Facility Mortgagee.  Nothing herein shall be construed as indemnifying either Lessor or any Facility Mortgagee against the negligent acts or omissions or willful misconduct of Lessor, a Facility Mortgagee, or the agents, employees, licensees or invitees of Lessor or a Facility Mortgagee occurring after the date Lessee delivers possession of the Facilities to Lessor or Lessor’s designee.

21.2 Survival of Indemnification.  Lessee’s liability under this Article shall survive the expiration or any earlier termination of this Lease.

ARTICLE XXII  – PROHIBITION AGAINST TRANSFERS

22.1 General Prohibition against Transfers.  Lessee acknowledges that a significant inducement to Lessor to enter into this Lease with Lessee on the terms set forth herein is the combination of financial strength, experience, skill and reputation possessed by Lessee, the Person or Persons in Control of Lessee and the Manager of the Facilities on the Commencement Date, together with Lessee’s assurance that Lessor shall have the unrestricted right to approve or disapprove any proposed Transfer. Therefore, there shall be no Transfer except as specifically permitted by this Lease or consented to in advance by Lessor in writing. Lessee agrees that Lessor shall have the right to withhold its consent to any proposed Transfer on the basis of Lessor’s judgment as to the effect the proposed Transfer may have on the Facilities and the future performance of the obligations of the Lessee under this Lease, whether or not Lessee agrees with such judgment.  Any attempted Transfer that is not specifically permitted by this Lease or consented to by Lessor in advance in writing shall be null and void and of no force and effect whatsoever.  In the event of a Transfer, Lessor may collect Rent and other charges from the Transferee and apply the amounts collected to the Rent and other charges herein reserved, but no Transfer or collection of Rent and other charges shall be deemed to be a waiver of Lessor’s rights to enforce Lessee’s covenants or an acceptance of the Transferee as Lessee, or a release of the Lessee named herein from the performance of its covenants. Notwithstanding any Transfer, Lessee shall remain fully liable for the performance of all terms, covenants and provisions of this Lease.  Any violation of this Lease by any Transferee shall be deemed to be a violation of this Lease by Lessee.  Notwithstanding the foregoing, the following transfers are permitted and will not require the consent of Lessor:

(a) any transfer (whether by sale, gift, encumbrance, or otherwise) of an ownership interest in Lessee or in Guardian Holdings solely between the Principals or their permitted transferees described in (b) below; provided, however, that (1) Lessee shall provide Lessor with Notice of such Transfer and such information about such Transfer as Lessor may reasonably request, and (2) such transferee shall grant Lessor a security interest in the interest in Lessee so transferred; and

(b) (I) a Transfer upon the death of any equity owner of Lessee or Guardian Holdings to his or her spouse, children, parents, heirs, lineal descendents or relatives through marriage or otherwise (or to any one or more of them); (II) the transfer, by gift or sale for estate planning purposes, by an equity owner of Lessee or Guardian Holdings of all or any portion of his or her equity interest in Lessee or Guardian Holdings to (A) his or her spouse, children, parents or other heirs (or to any one or more of them) upon such equity owner’s death, or (B) a revocable grantor trust of which such equity owner is the sole trustee and settlor, (C) a “Mallinckrodt” trust, (D) any trust where such equity owner or his or her spouse is the beneficiary during his or her lifetime, or either of their descendents or some combination thereof are the beneficiaries of such trust after such equity owner’s death, (E) a trust where such equity owner is the trustee of such trust, (F) a trust where the trust assets will revert back to such equity owner, (G) a trust where such equity owner, as permitted by the trust document, may regain ownership of the assets in such trust, (H) a trust where the ownership of such trust may be transferred to such equity owner or his or her spouse (or widow) or either of their descendents, (I) to a trust where such ownership in the trust may be transferred into a corporation or limited liability company of which such trust is a controlling owner of such entity, (J) a corporation or limited liability company of which a person set forth above is a controlling owner of such entity, or (K) to a “defective grantor trust” , shall be deemed a permitted Transfer under this Agreement; provided, however, that (1) Lessee shall provide Lessor with Notice of such Transfer and such information about such Transfer as Lessor may reasonably request, (2) reserved, and (3) such transferee shall grant Lessor a security interest in the interest in Lessee so transferred.

22.2 Subordination and Attornment.  Lessee shall insert in any sublease permitted by Lessor provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor’s assignee, if any, stating that Lessee is in default under this Lease, the sublessee thereafter shall be obligated to pay all rentals accruing under the sublease directly to the party giving such Notice, or as such party may direct, and such payments shall be credited against the amounts owing by Lessee under this Lease.

22.3 Sublease Limitation.  Anything contained in this Lease to the contrary notwithstanding, even if a sublease of a Leased Property is permitted, Lessee shall not sublet such Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.  The parties agree that this Section shall not be deemed waived or modified by implication, but may be waived or modified only by an instrument in writing explicitly referring to this Section by number.

ARTICLE XXIII  – REPORTING REQUIREMENTS

23.1 Financial Statements and Other Reports and Materials Required by Lessor.  Lessee shall furnish to Lessor, in paper form and by electronic means satisfactory to Lessor:

(a) Within seventy five (75) days after the end of each of Lessee’s fiscal years:  (i) Lessee’s Financial Statements; (ii) separate financial statements for each of the Facilities that are prepared in accordance with GAAP, except for principles of consolidation; (iii) a variance report comparing actual items of income and expenses to such items as budgeted; (iv) an Officer’s Certificate stating that Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same; and (v) a certificate from qualified, certified public accountants acceptable to Lessor stating that nothing came to the attention of the certified public accountants during the course of their audit of Lessee’s Financial Statements that would cause them to believe that any Event of Default had occurred; provided, however, that with respect to Lessee’s Financial Statements and other items required to be delivered pursuant to this paragraph for the year ended December 31, 2004, Lessee shall have until May 1, 2005 to deliver such items; provided, further, that the date of delivery of the Financial Statements required to be delivered by this paragraph may be extended upon the mutual written agreement of Lessor and Lessee;

(b) Within thirty five (35) days after the end of each of Lessee’s quarters, quarterly consolidated Financial Statements of Lessee, together with an Officer’s Certificate stating that (i) Lessee is not in default of any covenant set forth in ARTICLE VIII of this Lease, or if Lessee is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same; (ii) each Facility is in compliance with the terms of its Medicare provider agreement and in good standing with the Medicare program; (iii) each Facility is in compliance with the terms of its Medicaid provider agreement and in good standing with the Medicaid program; and (iv) the then-current number of licensed and operating beds at each Facility;

(c) Within thirty (30) days after the end of each month, monthly financial reports for each Facility, including detailed statements of income and expense and detailed operational statistics regarding occupancy rates, patient mix and patient rates by type for the Facility, including a rent roll and an aged accounts receivables report in sufficient detail to show amounts due from each class of patient mix (i.e., private, Medicare, Medicaid and Veterans Administration) by the account age classifications of 30 days, 60 days, 90 days, 120 days and over 120 days;

(d) Within fifteen (15) days of filing a copy of each cost report filed with a governmental agency for any Facility;

(e) Within fifteen (15) days of Lessee’s or Manager’s receipt thereof, copies of Medicare and Medicaid Rate Letters and other material correspondence;

(f) Within fifteen (15) days after they are required to be filed with the SEC, copies of any annual or quarterly report and of information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Lessee or Manager is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;

(g) Within thirty (30) days of Lessee’s or Manager’s receipt thereof, copies of surveys performed by the appropriate governmental agencies for licensing or certification purposes, including, without limitation, annual surveys, revisits and complaint surveys, copies of any plans of correction and all related correspondence;

(h) Immediate Notice to Lessor of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, known to Lessee, the result of which could be to (i) modify in a way materially adverse to Lessee or revoke or suspend or terminate, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Lessee carries on any part of the Primary Intended Use of the Facilities, or (ii) suspend, terminate, adversely modify, or fail to renew or fully continue in effect any cost reimbursement or cost sharing program by any state or federal governmental agency, including but not limited to Medicaid or Medicare or any successor or substitute therefor, or seek return of or reimbursement for any funds previously advanced or paid pursuant to any such program, or (iii) impose any bed hold, limitation on patient admission or similar restriction on any Leased Property, or (iv) prosecute any party with respect to the operation of any activity on the Facilities or enjoin any party or seek any civil penalty in excess of One Thousand Dollars ($1,000.00) in respect thereof;

(i) As soon as it is prepared in each Lease Year, but not later than the last day of the second (2nd) month in each Lease Year (i) a capital and operating budget for the Facilities for that and the following Lease Year, which budget shall be subject to Lessor’s reasonable approval; (ii) a financial plan for the third (3rd) through fifth (5th) Lease Years following the Lease Year in which such plan is prepared; (iii) a marketing plan for that Lease Year;

(j) With reasonable promptness, such other information respecting the financial condition and affairs of Lessee and the Facilities as Lessor reasonably may request from time to time, including, without limitation, any such other information as may be available to the administration of the Leased Properties;

(k) Upon Lessor’s request from time to time, such additional information and unaudited quarterly financial information concerning the Leased Properties and Lessee as Lessor may reasonably require for its on-going filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Lessor during the Term of this Lease;

(l) Upon Lessor’s request form time to time, the worksheets of Lessee and its accountants used in the preparation of the Financial Statements; and

(m) At least fifteen (15) Business Days before the expiration of each license and permit required for the operation of the Facilities for the Primary Intended Use, evidence satisfactory to Lessor that such license or permit has been unconditionally renewed by the issuer thereof.

23.2 Public Offering Information.  Lessee specifically agrees that Lessor may include financial information and information concerning the operation of the Facilities that does not violate the confidentiality of the facility-patient relationship and the physician-patient privilege under applicable laws, in offering memoranda or prospectus, or similar publications in connection with syndications or public offerings of Lessor’s securities or interests, and any other reporting requirements under applicable Federal and State Laws, including those of any successor to Lessor.  Lessee agrees to provide such other reasonable information necessary with respect to Lessee and the Leased Properties to facilitate a public offering or to satisfy SEC or regulatory disclosure requirements. Upon request of Lessor, Lessee shall notify Lessor of any necessary corrections to information Lessor proposes to publish within a reasonable period of time (not to exceed three (3) days) after being informed thereof by Lessor.

ARTICLE XXIV – QUIET ENJOYMENT

24.1 Quiet Enjoyment.  So long as Lessee pays all Rent as it becomes due and complies with all of the terms of this Lease and performs its obligations under this Lease and the other Transaction Documents, Lessee shall peaceably and quietly have, hold and enjoy the Leased Properties for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter provided for in this Lease or consented to by Lessee.  Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant will give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee.  Lessee shall, however, have the right, by separate and independent action, to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

ARTICLE XXV - NOTICES

25.1 Notices.  Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by hand delivery or facsimile transmission to the following address:

To Lessee:                             Guardian LTC Management, Inc.
Rte. 219, Brockway-DuBois Road
P.O. Box 219
Brockway, PA 15824
Attn: Raymond Calhoun, President
Telephone No.:  (814) 265-1164
Facsimile No.:  (814) 265-1990

With copy to:                        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
(which shall not                     5 Palo Alto Square – 6th Floor
constitute notice)                   3000 El Camino Real
Palo Alto, CA 94306-2155
Attn.: Gabriel Schnitzler, Esq.
Telephone No.: (650) 251-7700
Facsimile No.: (650) 251-7739

To Lessor:                            OHI Asset (PA) Trust
              c/o Omega Healthcare Investors, Inc.
9690 Deereco Road,  Suite 100
Timonium, MD 21093
Attn.: Daniel J. Booth
Telephone No.: (410) 427-1700
Facsimile No.:  (410) 427-8800

And with copy to                 Doran Derwent, PLLC
(which shall not	125 Ottawa Ave., N.W., Suite 420
constitute notice):	Grand Rapids, Michigan 49503
Attn: Mark E. Derwent
Telephone No.: (616) 451-8690
Facsimile No.: (616) 451-8697

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

ARTICLE XXVI  - APPRAISAL

26.1 Appraisers.  If it becomes necessary to determine Fair Market Rent or Fair Market Value for any purpose under this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf.  Within ten (10) days after such Notice, the party receiving such Notice shall give Notice to the other party of its selection of a person to act as appraiser on its behalf.  The appraisers thus appointed, each of whom must be a member of the Appraisal Institute (or any successor organization thereto) and experienced in appraising facilities used for purposes similar to the Primary Intended Use of the Facilities, shall, within forty-five (45) days after the date of the Notice appointing the first appraiser, proceed to appraise the Leased Property or Leased Properties, as the case may be, to determine the Fair Market Rent or Fair Market Value thereof as of the relevant date (giving effect to the impact, if any, of inflation between the date of their decision and the relevant date); provided, however, that if only one appraiser has been so appointed, or if two appraisers have been so appointed but only one such appraiser has made such determination within fifty (50) days after the date of the Notice appointing the first appraiser, then the determination of such appraiser shall be final and binding upon Lessee.  To the extent consistent with sound appraisal practice at the time of any such appraisal, such appraisal shall be made on a basis consistent with the basis on which the Leased Property or Leased Properties were appraised for purposes of determining its Fair Market Value at the time of Lessor’s acquisition thereof.  If two appraisers have been appointed and have made their determinations within the respective requisite periods set forth above, and if the difference between the amounts so determined does not exceed ten percent (10%) of the greater of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined.  If the difference between the amounts so determined exceeds ten percent (10%) of the greater of such amounts, then such two appraisers shall within twenty (20) days appoint a third appraiser.  If no such appraiser is appointed within such twenty (20) days or within ninety (90) days of the date of the Notice appointing the first appraiser, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court.  Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Rent or Fair Market Value within forty-five (45) days after appointment of such appraiser.  The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two appraisers shall be excluded, and the average of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Rent or Fair Market Value of the Leased Property or Leased Properties, as the case may be.  If the Fair Market Rent is being determined for more than one year, the Fair Market Rent may include such annual increases, if any, as the appraisers determine to be in accordance with the terms of this Lease.

26.2 Enforceability.  This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law, and judgment may be entered upon such determination in a court of competent jurisdiction.  Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

ARTICLE XXVII  – TRANSFER OF FACILITIES

27.1 Facility Trade Names.  If this Lease is terminated after the occurrence of an Event of Default, Lessee shall be deemed to have assigned to Lessor the exclusive right to use the Facility Trade Names in perpetuity in the markets in which the Facilities are located, and Lessee shall not after any such termination use the Facility Trade Names in any business that competes with the Facilities.

27.2 Transfer of Operational Control of the Facilities.

27.2.1 Lessee acknowledges and agrees that, subject to applicable law, the certificates of need and licenses necessary to operate the Leased Properties for the Primary Intended Use are appurtenant to the Leased Properties, both during and following the expiration or earlier termination of the Term.  If the certificates of need or licenses to operate the Leased Properties for the Primary Intended Use are issued to Lessee, the Sublessees or the Manager, Lessee agrees that it will cooperate with Lessor to turn over to Lessor or its designee, upon the expiration or earlier termination of the Term, all of Lessee’s rights in connection with the certificate of need and/or licenses.

27.2.2 Upon the expiration or earlier termination of the Term, Lessee shall cooperate fully in transferring operational control of the Facilities to Lessor or Lessor’s nominee and shall use its best efforts to cause the business conducted at the Facility to continue without interruption.  Upon the request of Lessor, Lessee shall execute and deliver an Operations Transfer Agreement to Lessor and any new operator identified by Lessor in substantially the same form as the Operations Transfer Agreement attached as Exhibit F.  The obligation of Lessee regarding the Operations Transfer Agreement shall survive the termination of this Lease.  To that end, pending completion of the transfer of the operational control of the Facility to Lessor or its nominee:

(a) Lessee will provide all necessary information requested by Lessor or its nominee for the preparation and filing of any and all necessary applications or notifications of any federal or state governmental authority having jurisdiction over a change in the operational control of the Facility, and any other information reasonably required to effect an orderly transfer of the Facility, and Lessee will use its best efforts to cause all operating health care licenses to be transferred to Lessor or to Lessor’s nominee; and

(b) Lessee shall engage only in transactions or other activities with respect to the Facility that are in the ordinary course of its business and shall perform all maintenance and repairs reasonably necessary to keep the Facility in satisfactory operating condition and repair, and shall maintain the supplies and foodstuffs at levels that are consistent and in compliance with all health care regulations, and shall not sell or remove any personal property except in the ordinary course of business and in accordance with the terms and conditions of this Lease.

27.3 Intangibles and Personal Property.  Notwithstanding any other provision of this Lease, but subject to the security interest in favor of Lessor granted pursuant to the Transaction Documents, Lessor’s Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor’s “interests in real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

ARTICLE XXVIII - ARBITRATION

28.1 Arbitration.  Except with respect to the payment of Rent under this Lease, the determination of Fair Market Rent (which shall be determined solely in accordance with  ARTICLE XXVI), and any proceedings to recover possession of one or more of the Leased Properties, if any controversy arises between the parties hereto as to any of the provisions of this Lease or the performance thereof, and if the parties are unable to settle the controversy by agreement or as otherwise provided herein, the controversy shall be decided by arbitration.  The arbitration shall be conducted by three arbitrators selected in accordance with the rules and procedures of the American Arbitration Association.  The decision of the arbitrators shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction.  The decision shall set forth in writing the basis for the decision.  In rendering the decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease.  The expense of the arbitration shall be divided between Lessor and Lessee unless otherwise specified in the award.  Each party in interest shall pay the fees and expenses of its own counsel. The arbitration shall be conducted in Baltimore, Maryland.  In any arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 26 through 37, as amended.  No provision in this Article shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration, and the exercise of such remedies does not constitute a waiver of the right of either party to arbitration.

ARTICLE XXIX  – OPTION TO PURCHASE ALL FACILITIES

29.1 Option to Purchase All Facilities.  In consideration of the execution of this Lease, subject to the terms and conditions set forth below, Lessor hereby grants to Lessee the option (the “Option”) to buy the Option Property (as that term is defined below) in accordance with, and subject to the terms and conditions of, this Article.  The Option may be exercised only with respect to all of the Option Property, and may not be exercised in part or with respect to less than all the Option Property.

29.2 Option Property. The “Option Property” means all of Lessor’s right, title and interest in the Leased Properties, excluding the following items:

(a) all tradenames and trademarks related to the corporate name of Lessor and related tradenames and trademarks;

(b) cash, general intangibles (other than (i) permits, licenses, approvals and authorizations issued, granted or given for the benefit of the Facilities by or under the authority of any federal, state or local governmental or quasi-governmental agency, authority, official or tribunal that may be assigned without cost or consent and (ii) rights to payments, reimbursements, or refunds from the United States, any State, any insurer, municipality, public utility or other agency, individual or entity, including without limitation, real estate and personal property tax refunds, payments, reimbursements and deposits with respect to the Facilities, each to the extent that such rights to payments, reimbursements, refunds or deposits relate to expenses paid or services rendered by Lessee or Manager during the Term), accounts, accounts receivable, deposits (including, without limitation, bank and demand deposit accounts), insurance policies, and contract rights of the Lessor, other than any accounts, accounts receivable, deposits, policies or rights relating to expenses paid or services rendered by Lessee or Manager during the Term;

(c) books, records and financial statements of Lessor;

(d) rights to payments, reimbursements or refunds from the United States of America, any State, or municipality relating to income taxes paid by Lessor;

(e) all permits, licenses, approvals and authorizations issued, granted or given by or under the authority of any federal, state or local governmental or quasi-governmental agency, authority, official or tribunal which are not assignable, for which consent to assignment is not obtained, or for which an assignment will cause Lessor to incur costs (unless Lessee agrees to bear such costs on Lessor’s behalf); and

(f) actions, suits, claims, rights and choses in action, instruments, promissory notes, and documents owned by Lessor.

29.3 Exercise of Option.  During the Term, Lessee may exercise the Option only during (the “Option Period”) (i) the period beginning on the first day of the last Lease Year of the Initial Term or any Renewal Term and ending thirty (30) days thereafter and (ii) the ten (10) day period set forth in Section 19.4; provided, however, that Lessee may not exercise the Option at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.  Lessee shall exercise the option by delivering Notice thereof to Lessor during the Option Period, together with a non-refundable deposit in the amount of equal to ten percent (10%) of the Base Amount (the “Option Deposit”).  The Option Deposit shall be deemed to be fully earned by Lessor upon Lessor’s receipt thereof, and shall only be returned to Lessee under certain circumstances as more particularly set forth below.

29.4 Option Price.  If Lessee exercises its option to purchase the Option Property as set forth in this Lease, the purchase price for the Option Property (the “Purchase Price”) to be paid by Lessee shall be equal to the sum of (i) the Base Amount plus (ii) 40% of the amount, if any, that (A) the Fair Market Value of the Facilities on the date of exercise of the Option exceeds (B) the Base Amount.  The Purchase Price shall be payable by Lessee in immediately available funds at closing.  The Option Deposit shall be applied against the Purchase Price at closing. Lessee shall also pay the cost of any revenue or transfer stamps required to be affixed to the deeds, and all reasonable expenses, disbursements and reasonable attorneys’ fees incurred by Lessor in the sale transaction.

29.5 Closing.  The consummation of the transaction contemplated by the Option (the “Closing”) shall occur on the last day of the Lease Year in which the Option is exercised, or such other date mutually as is acceptable to Lessor and Lessee (the “Closing Date”).  The Closing shall take place at the offices of the title company issuing the Title Policies, or at such other place as is mutually acceptable to Lessor and Lessee.  If the Option has been exercised, but the Closing has not yet occurred as of the end of the Term, the Term shall be automatically extended until the Closing Date.

29.6 Conveyance(s); State of Title; Title Insurance.  On the Closing Date, Lessor shall, upon receipt from Lessee of the Purchase Price, together with full payment of any unpaid Rent due and payable with respect to any period (prorated on a per diem basis, if appropriate) ending on or before the Closing Date, deliver to Lessee: (1) deeds conveying the Land underlying the Facilities and warranting only that Lessor has committed no act by which the Land has been encumbered except as set forth in instruments recorded in the real estate records of the applicable recording office, and (2) a bill of sale for that portion of the Option Property that is personal property, which bill of sale shall be delivered without warranty or recourse of any kind.  The deed, assignment and bill of sale shall in any event be subject to the following:

(a) This Lease, the Subleases, and all real estate taxes, assessments, water charges, requirements of municipal or other governmental authorities, or other covenants, agreements, matters or things which are the obligation of Lessee to pay, comply with, conform to or discharge under the provisions of this Lease;

(b) All liens, encumbrances, violations, charges or conditions that are due to any act or omission of Lessee;

(c) The Permitted Encumbrances; and

(d) Such other exceptions to title set forth in the Title Policy.

Within fourteen (14) days after the exercise of the Option by Lessee, Lessee shall order  title commitments (the “Title Commitments”) for the real estate portion of the Option Property.  If, within ten (10) days of the receipt of the Title Commitments, Lessee determines that the matters listed in the Title Commitments are not acceptable to Lessee, then Lessee shall provide Lessor with a written list of Lessee’s objection to title (the “Objections”); provided, however, that Lessee shall have no right to object to any of the matters listed in paragraphs (a), (b) and (c) above.   If Lessor is unable or unwilling to eliminate one or more of the Objections, then Lessee may either (1) proceed to close and, by doing so, waive any such Objections that Lessor is unable or unwilling to eliminate; or (2) terminate this Option by written notice to Lessor, in which case Lessee shall be entitled to a return of the Option Deposit; provided, however, that Lessor shall be obligated to remove any financial encumbrances voluntarily placed on the Option Property by Lessor and all judgment or involuntary liens on the Option Property that secure obligations of Lessor not arising from a failure of Lessee to perform its obligations under this Lease and the other Transaction Documents.  At closing, Lessor shall deliver to Lessee standard owner’s policies of title insurance (the “Title Policies”) with respect to the real estate in the amount of the Purchase Price.  The cost of the Title Policies and any endorsements to it shall be paid by Lessee.

29.7 Lessee Acknowledgment. LESSEE ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE, LESSOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE OPTION PROPERTY; (III) THE SUITABILITY OF THE OPTION PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH LESSEE MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE OPTION PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE OPTION PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE OPTION PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE OPTION PROPERTY OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U. S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C. F. R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE OPTION PROPERTY; (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS OR PRELIMINARY REPORT REGARDING TITLE; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LESSEE; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING; (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVII) WITH RESPECT TO ANY OTHER MATTER.  LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO OCCUPY AND INSPECT THE OPTION PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING IT, LESSEE IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE OPTION PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY LESSOR. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO LESSEE OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF LESSOR WITH RESPECT TO THE OPTION PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT LESSOR HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. LESSOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE OPTION PROPERTY AND AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS, AND THAT LESSOR HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. LESSEE REPRESENTS, WARRANTS AND COVENANTS TO LESSOR THAT, EXCEPT FOR LESSOR'S EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND IN THE INSTRUMENTS TO BE DELIVERED AT CLOSING, LESSEE IS RELYING SOLELY UPON LESSEE’S OWN INVESTIGATIONS.

29.8 Default; Remedies.  In the event that either party hereunder fails to perform their respective duties or obligations under this Article, the other party shall give Notice thereof and, if the non-performing Party fails to remedy such default within a ten (10) day period, the performing party’s remedies shall be as follows: (i) Lessor’s sole and exclusive remedy shall be to retain the Deposit as full liquidated damages, and not as a penalty, the parties hereby acknowledging Lessor’s actual damages will be difficult, if not impossible, to calculate under the circumstances, and Lessor hereby waiving and releasing any right to pursue any other remedy hereunder, at law, in equity or otherwise, including without limitation the remedies of specific performance and damages, and (ii) Lessee may pursue any and all rights and remedies available hereunder at law, in equity, or otherwise, including without limitation an action for specific performance or damages.  In no event will any default hereunder result in the termination of the Lease.

29.9 Assignments.  Lessee shall have no right to assign the Option, or any interest therein, without Lessor’s consent, which may be withheld in Lessor’s sole discretion.

ARTICLE XXX  – TERMINATION OF OPTION TO PURCHASE PETERSON FACILITY

30.1 Termination of Option to Purchase Peterson Facility.  Pursuant to the Existing Lease, Lessor and Lessee terminated the Peterson Option.

ARTICLE XXXI  – SECURITY DEPOSIT

31.1 Security Deposit.  Concurrently with Lessee’s execution of this Lease, Lessee shall deliver to Lessor a security deposit in the amount of Three Million Six Hundred Ninety Thousand Six Hundred Twenty Five and 00/100 Dollars ($3,690,625.00), in the form of an absolute, unconditional site draft letter(s) of credit for a term of one (1) year (renewable automatically) issued by an “A” rated financial institution (as increased, the “Security Deposit”), which Lessor shall hold as security for the full and faithful performance by Lessee of each and every term, provision, covenant and condition of this Lease in accordance with, and subject to, the terms and conditions of the Letter of Credit Agreement.  If at any time the Security Deposit is in the form of cash, it may be deposited by Lessor into an interest-bearing account, and the interest shall be added to and become part of the Security Deposit.  The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable to Lessee under this Lease) or a measure of Lessor’s damages in case of a default by Lessee.  The Security Deposit shall not be considered a trust fund, and Lessee expressly acknowledges and agrees that Lessor is not acting as a trustee or in any fiduciary capacity in controlling or using the Security Deposit.  Lessor shall have no obligation to maintain the Security Deposit separate and apart from Lessor’s general and/or other funds.  The Security Deposit, less any portion thereof applied as provided in the Letter of Credit Agreement or Section 31.2, shall be returned to Lessee within sixty (60) days following the expiration of the Term.

31.2 Application of Security Deposit.  If an Event of Default has occurred and such Event of Default is continuing, Lessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Lessor, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum that Lessor may expend or be required to expend by reason of Lessee’s default, including but not limited to, any damages or deficiency in reletting the Leased Properties.  Whenever, and as often as, Lessor has applied any portion of the Security Deposit to cure Lessee’s default hereunder or under any agreement with which this Lease is cross-defaulted, Lessee shall, within ten (10) days after Notice from Lessor, deliver a new letter of credit meeting the requirements of the Letter of Credit Agreement to Lessor (or, at Lessor’s option, deposit additional money with Lessor) sufficient to restore the Security Deposit to the full amount then required to be deposited with Lessor pursuant to Section  31.1 above, and Lessee’s failure to do so shall constitute an Event of Default without any further Notice.

31.3 Transfer of Security Deposit.  If Lessor transfers its interest under this Lease, Lessor shall assign the Security Deposit to the new lessor and thereafter Lessor shall have no further liability for the return of the Security Deposit, and Lessee agrees to look solely to the new lessor for the return of the Security Deposit.  The provisions of the preceding sentence shall apply to every transfer or assignment of Lessor’s interest under this Lease.  Lessee agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that Lessor, its successors and assigns may return the Security Deposit to the last Lessee in possession at the last address for which Notice has given by such Lessee and that Lessor thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit.

ARTICLE XXXII  - MISCELLANEOUS

32.1 Survival, Choice of law.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee arising prior to the date of expiration or termination of this Lease shall survive such expiration or termination.  If any term or provision of this Lease or any application thereof is held invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee.  All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the state of Maryland, except as to matters that, under applicable procedural conflicts of laws rules require the application of laws of another State.

LESSEE CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND AND EACH STATE IN WHICH A FACILITY IS LOCATED, AND AGREES THAT ALL DISPUTES CONCERNING THIS AGREEMENT BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATES OF MARYLAND OR EACH STATE IN WHICH A FACILITY IS LOCATED.  LESSEE AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATES OF MARYLAND OR EACH STATE IN WHICH A FACILITY IS LOCATED AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND OR EACH STATE IN WHICH A FACILITY IS LOCATED.

32.2 MUTUAL WAIVER OF RIGHT TO JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (i) THIS LEASE, OR ANY OF THE TRANSACTION DOCUMENTS; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THEM; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF ANY PARTY HERETO OR ANY OF THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

32.3 Memorandum or Short Form of Lease.  Lessor and Lessee shall, promptly upon the request of either, enter into a Memorandum or Short Form of this Lease, substantially in the form of attached Exhibit G, with such modifications as may be appropriate under the laws and customs of the States and in the customary form suitable for recording under the laws of each of the States.  Lessee shall pay all costs and expenses of recording such memorandum or short form of this Lease.

32.4 Limitation on Recovery.  Notwithstanding anything in this Lease or any of the other Transaction Documents to the contrary, Lessee specifically agrees to look solely to Lessor’s interest in the Leased Properties for recovery of any judgment from Lessor, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Lessee.  Furthermore, Lessor (original or successor) shall never be liable to Lessee for any indirect or consequential damages suffered by Lessee or any of its Affiliates from whatever cause.

32.5 Commissions.  Each of Lessor and Lessee represents and warrants to the other that no real estate commission, finder’s fee or the like is due and owing to any person in connection with this Lease.  Lessee agrees to save, indemnify and hold Lessor harmless from and against any and all claims, liabilities or obligations for brokerage, finder’s fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessee.   Lessor agrees to save, indemnify and hold Lessee harmless from and against any and all claims, liabilities or obligations for brokerage, finder’s fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessor.

32.6 Waivers.  Lessee waives any defense by reason of any disability of Lessee, and waives any other defense based on the termination of Lessee’s (including Lessee’s successor’s) liability from any cause.  Lessee waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance, and waives all notices of the existence, creation, or incurring of new or additional obligations.

32.7 Consents.  Whenever the consent or approval of Lessor is required hereunder, Lessor may in its sole discretion and without reason withhold that consent or approval unless otherwise specifically provided.

32.8 Lessee to Pay Reasonable Expenses.  Lessee shall pay or reimburse Lessor for all reasonable costs and expenses incurred by Lessor in connection with or relating in any way to the administration of this Lease, including without limitation, search costs, audit fees, appraisal fees, reasonable attorneys’ fees, and other costs paid or incurred by Lessor in the analysis, administration and enforcement of this Lease and the other Transaction Documents, the protection and defense of the rights of Lessor in and to the Leased Properties, the Collateral and the other Transaction Documents, or as otherwise referred to in this Lease or in the other Transaction Documents, and all costs and expenses relating to extensions, amendments, waivers, or consents requested by Lessee, pursuant to this Lease or any other Transaction Document or any agreements with other parties or termination of this Lease (collectively, “Reasonable Expenses”); provided, however, that Reasonable Expenses does not include the overhead expenses incurred by Lessor in the ordinary course of its business.  All such Reasonable Expenses shall be due on demand; provided, however, that so long as no Event of Default has occurred hereunder, Reasonable Expenses incurred after the date of this Lease which are unrelated to the closing shall be paid on or before the earlier of (i) 30 days following written notice thereof to Lessee or (ii) the date of expiration or earlier termination of this Lease.  Any Reasonable Expenses not paid when due shall bear interest at the Overdue Rate.

32.9 Counterparts.  This Lease may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of this Lease.

32.10 Options Personal.  The renewal options granted to Lessee in this Lease are granted solely to Lessee and are not assignable or transferable except in connection with a Transfer permitted under Section 22.1.

32.11 Lessor’s Right to Inspect.  Lessee shall permit Lessor and its authorized representatives to inspect the Leased Properties and Lessee’s books and records pertaining thereto during normal business hours at any time without Notice.

32.12 No Waiver.  No failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach hereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.  No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

32.13 Remedies Cumulative.  To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy, and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

32.14 Acceptance of Surrender.  No surrender to Lessor of this Lease or of the Leased Properties or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

32.15 No Merger of Title.  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and (b) the fee estate in the Leased Properties.

32.16 No Partnership.  Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Lessor and Lessee or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Lessor and Lessee.

32.17 Conveyance by Lessor.  If Lessor or any successor owner of the Leased Properties conveys the Leased Properties other than as security for a debt, Lessor or such successor owner, as the case may be, shall be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer, and all such future liabilities and obligations shall be binding upon the new owner.

32.18 Rights Cumulative.  Except as provided herein to the contrary, the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease.

32.19 Entire Agreement.  There are no oral or written agreements or representations between the parties hereto affecting this Lease.  This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Lessor and Lessee.

32.20 Amendments in Writing.  No provision of this Lease may be amended except by an agreement in writing signed by Lessor and Lessee.

32.21 Severability.  If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.

32.22 Time of the Essence.  Except for the delivery of possession of the Facilities to Lessee, time is of the essence with respect to all provisions of this Lease of which time is an element.

SIGNATURE PAGES FOLLOW

Signature Page to
SECOND AMENDED AND RESTATED MASTER LEASE

IN WITNESS WHEREOF, the parties have executed this Master Lease by their duly authorized officers as of the date first above written.

LESSOR:

OHI ASSET (PA) TRUST

By:           OHI Asset (PA), LLC, trustee

By:           Omega Healthcare Investors, Inc., its sole member

By:           /s/ Daniel J. Booth
Name:        Daniel J. Booth
Title:          Chief Operating Officer

THE STATE OF MARYLAND                                                                    )
                                      )
COUNTY OF  BALTIMORE                                                                        )

The foregoing instrument was acknowledged before me this 24th day of September, 2008, by Daniel J. Booth, who is the Chief Operating Officer of Omega Healthcare Investors, Inc., a Maryland corporation, the sole member of OHI Asset (PA), LLC, a Delaware limited liability company, a trustee of OHI Asset (PA) Trust, a Maryland business trust, on behalf of the trust.

Notary Public Judith A. Jacobs
Notary Public, State of Maryland
County of Baltimore
My Commission Expires May 12, 2012

Signature Page -  1 of 2

Signature Page to
SECOND AMENDED AND RESTATED MASTER LEASE

LESSEE:

GUARDIAN LTC MANAGEMENT, INC.

By:           /s/ Peter C. Varischetti
Name:      Peter C. Varischetti
                  Title:      Secretary

THE STATE OF PENNSYLVANIA                                                                           )
                                                    )
COUNTY OF JEFFERSON                                                                                          )

This instrument was acknowledged before me on the 30th day of September, 2008, by Peter C. Varischetti, the Secretary of Guardian LTC Management, Inc., a Pennsylvania corporation, on behalf of said corporation.

Notary Public Melissa Beatty
Notary Public Snyder TWp.,
Jefferson County
My Commission Expires Sept. 1, 2011

                            Signature Page - 2 of 2

LIST OF EXHIBITS TO LEASE

Exhibits A –                                                                Facility Trade Names

Exhibits B-1 through B-21 –                                  Description of Land

Exhibit C –                                                                Permitted Encumbrances

Exhibit D –                                                                Form of Lessee’s Certificate

Exhibit E –                                                                List of Sublessees

Exhibit F –                                                                Form of Operations Transfer Agreement

Exhibit G –                                                                Form of Memorandum and Short Form of Lease

EXHIBIT A

FACILITY TRADE NAMES

	Facility Name	Trade Names
1.	Mulberry Square Elder Care and Rehabilitation Center	Mulberry Square
2.	Curwensville Nursing Home	Ridgeview Elder Care Rehabilitation Center
3.	Meadow View Senior Living Center	Meadow View Senior Living Center
4.	Ivy Woods Manor / Rolling Acres Care Center	Ivy Woods Manor
5.	Lakeview Senior Care and Living Center	Lakeview Senior Care and Living Center
6.	Beaver Elder Care / Guardian Elder Care at Aliquippa	Beaver Elder Care and Rehabilitation Center
7.	Scenery Hill Manor / North American Medical Centers	Scenery Hill Manor
8.	Milford Valley Convalescent Home	Milford Senior Care and Rehabilitation Center
9.	Bradyview Manor	Bradyview Manor
10.	Jefferson Hills Manor	Jefferson Hills Manor
11.	Scottdale Manor Rehabilitation Center	Scottdale Manor Rehabilitation Center
12.	Minerva Convalescent Center	Minerva Convalescent Center
13.	Carleton Senior Care and Rehabilitation Center	Carleton Senior Care and Rehabilitation Center
14.	Highlands Care Center	Highlands Care Center
15.	Guardian Elder Care at Nanticoke	Guardian Elder Care Center
16.	Peterson Rehabilitation Hospital and Geriatric Center	Peterson Rehabilitation Hospital and Geriatric Center
17.	Darway Elder Care Rehabilitation Center	Darway Elder Care Rehabilitation Center
18.	Highland View Healthcare	Highland View Healthcare
19.	Rolling Hills Manor	Rolling Hills Manor
20.	Forest Park Health Center	Forest Park Health Center
21.	Brookline Village	Brookline Village

A - Page  1 of 1

EXHIBITS B-1 THROUGH B-21

DESCRIPTION OF LAND

Legal description of the real property for the following facilities:

B-1                      Beaver Elder Care
B-2                      Bradyview Manor
B-3                      Carleton Senior Center
B-4                      Curwensville Nursing Home
B-5                      Ivy Wood Manor
B-6                      Jefferson Hills Manor
B-7                      Lakeview Senior Care
B-8                      Highlands Care Center
B-9                      Meadow View Senior Living
B-10                    Milford Senior Care
B-11                    Minerva, Ohio
B-12                    Mulberry Square
B-13                    Guardian Elder Care
B-14                    Peterson Rehab Hospital
B-15                    Scenery Hill Manor
B-16                    Scottdale Manor
B-17                     Darway Elder Care Rehab Center
B-18                     Highland View Healthcare
B-19                      Rolling Hills Manor
B-20                      Forest Park Health Center
B-21                      Brookline Village

B- 1

EXHIBIT C

PERMITTED ENCUMBRANCES

The exceptions to title contained in the deeds delivered to Lessor pursuant to the Purchase Agreements.

C- 1

EXHIBIT D

FORM OF LESSEE’S CERTIFICATE

The undersigned                                                                                          (“Lessee”) under that certain Lease (the “Lease”) dated                         , 20     and made with, a             (“Lessor”), hereby certifies:

1. That it is Lessee under the Lease; that attached hereto as Exhibit “A” is a true and correct copy of the Lease; that the Lease is now in full force and effect and has not been amended, modified or assigned except as disclosed or included in Exhibit “A”; and that the Lease constitutes the entire agreement between Lessor and Lessee.

2. That there exist no defenses or offsets to enforcement of the Lease; that there are, as of the date hereof, no breaches or uncured defaults on the part of Lessee or Lessor thereunder; and that Lessee has no notice or knowledge of any prior assignment, hypothecation, subletting or other transfer of Lessor’s interest in the Lease.

3. That the Base Rent for the first Lease Year under this Lease is $_____________.  All Rent which is due has been paid, and there are no unpaid Additional Charges owing by Lessee under the Lease as of the date hereof.  No Base Rent or other items (including without limitation security deposit and any impound account or funds) have been paid by Lessee in advance under the Lease except for the security deposit held by Lessor [in the form of an irrevocable letter of credit] in the amount of $ and the monthly installment of Base Rent that became due on .

4. That Lessee has no claim against Lessor for any security deposit, impound account or prepaid Rent except as provided in paragraph 3 of this Certificate.

5. That there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy laws of the United States or any state thereof, nor has Lessee nor, to the best of Lessee’s knowledge has Lessor begun any action, or given or received any notice for the purpose of termination of the Lease.

6. That there are, as of the date hereof, no breaches or uncured defaults on the part of Lessee under any other agreement executed in connection with the Lease.

7. This Certificate has been requested by Lessor pursuant to Section 19.3 of this Lease and for the benefit of __________________________________(“Relying Party”).  The Relying Party is entitled to rely on the statements of Lessee contained in this certificate.

8. All capitalized terms used herein and not defined herein shall have the meanings for such terms set forth in the Lease.

Dated:                      _____, 20__                                                      LESSEE:

                              By:

D- 1

EXHIBIT E

LIST OF SUBLESSEES

	Facility Name	Sublessee
1.	Mulberry Square Elder Care and Rehabilitation Center	Mulberry Square Elder Care and Rehabilitation Center, LLC, a Pennsylvania limited liability company
2.	Curwensville Nursing Home	Curwensville Nursing Home, Inc., a Pennsylvania corporation
3.	Meadow View Senior Living Center	Meadow View Senior Living Center, LLC, a Pennsylvania limited liability company
4.	Ivy Woods Manor / Rolling Acres Care Center	Rolling Acres Care Center, LLC, an Ohio limited liability company
5.	Lakeview Senior Care and Living Center	Lakeview Senior Care and Living Center, LLC, a Pennsylvania limited liability company
6.	Beaver Elder Care / Guardian Elder Care at Aliquippa	Guardian Elder Care at Aliquippa, LLC, a Pennsylvania limited liability company
7.	Scenery Hill Manor / North American Medical Centers	North American Medical Centers, Inc., a Pennsylvania corporation
8.	Milford Valley Convalescent Home	Milford Valley Convalescent Home, Inc., a Pennsylvania corporation
9.	Bradyview Manor	Bradyview Manor, LLC, a Pennsylvania limited liability company
10.	Jefferson Hills Manor	Jefferson Hills Manor, LLC, a Pennsylvania limited liability company
11.	Scottdale Manor Rehabilitation Center	Scottdale Manor Rehabilitation Center, LLC, a Pennsylvania limited liability company
12.	Minerva Convalescent Center	Minerva Convalescent Center, LLC, an Ohio limited liability company
13.	Carleton Senior Care and Rehabilitation Center	Carleton Senior Care and Rehabilitation Center, LLC, a Pennsylvania limited liability company
14.	Highlands Care Center	Guardian Elder Care at Laporte, LLC, a Pennsylvania limited liability company
15.	Guardian Elder Care at Nanticoke	Guardian Elder Care at Nanticoke, LLC, a Pennsylvania limited liability company
16.	Peterson Rehabilitation Hospital and Geriatric Center	Guardian Elder Care at Wheeling, LLC, a West Virginia limited liability company
17.	Darway Elder Care Rehabilitation Center	Guardian Elder Care at Forksville, LLC, a Pennsylvania limited liability company
18.	Highland View Healthcare	Guardian Elder Care at Brockway, LLC, a Pennsylvania limited liability company
19.	Rolling Hills Manor	Guardian Elder Care at Millmont, LLC, a Pennsylvania limited liability company
20.	Forest Park Health Center	Guardian Elder Care at Carlisle, LLC, a Pennsylvania limited liability company
21.	Brookline Village	Brookline at Mifflintown, Inc., a Pennsylvania corporation

                            E - Page 1 of 1

EXHIBIT F

FORM OF OPERATIONS TRANSFER AGREEMENT

OPERATIONS TRANSFER AGREEMENT

THIS OPERATIONS TRANSFER AGREEMENT (“Agreement”) is entered into as of the _____________________, 20__ by and between by GUARDIAN LTC MANAGEMENT, INC., a Pennsylvania corporation (“Lessee”), and the Sublessees listed on the signature page to this Agreement (the “Sublessees”), OHI ASSET (PA) TRUST, a Maryland business trust (“Lessor”), and _________________________ (“New Operator”).

Recitals

A.            Lessor is the owner of the skilled nursing facilities listed on Exhibit A to this Agreement (the “Facilities”).

B.           Pursuant to an Amended and Restated Multiple Faclities Lease dated as of August __, 2006 (the “Lease”), Lessee is leasing the Facilities from Lessor.

C.           The Sublessees are affiliates of Lessee, are subleasing the Facilities from Lessee, and are the parties licensed to operate the Facilities.

D.           The parties to this Agreement desire to enter into this Agreement in order to  facilitate an orderly transition of the operation of the Facilities to New Operator (the “Facilities Transfer”).

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that:

ARTICLE I
FACILITIES TRANSFER DATE

1.1           Facilities Transfer Date.  As used in this Agreement, the “Facilities Transfer Date” shall be the 12:01 a.m. on ______________________.

1.2           Liabilities Not Assumed.  Neither Lessor nor New Operator shall assume or be responsible to pay, perform or discharge any obligations, liabilities, contracts, leases or commitments of the Lessee Parties of any kind or nature whatsoever.  Except for costs and expenses arising out of the action or inaction of a Lessee or a Sublessee (each a “Lessee Party” and together, the “Lessee Parties”), New Operator shall be liable for the cost and expense of operating the Facilities from and after the Facilities Transfer Date.

ARTICLE 2
TRANSFER OF OPERATIONS

2.1           Cooperation.  Lessee Parties agree to cooperate with New Operator, and New Operator agrees to cooperate with Lessee Parties, to effect an orderly transfer of the operation of the Facilities.

2.2           Conveyance of Supplies and Personal Property.  To the extent not otherwise transferred pursuant to the terms of the Lease, each of the Lessee Parties hereby transfers and conveys to New Operator effective as of the Facilities Transfer Date, all of its right, title and interest in and to any furniture, fixtures, equipment (including, to the extent owned, if any, computer hardware and software, except (1) proprietary software and (2) computer hardware and software subject to lease), and supplies (including linens, consumables and foodstuffs, medical supplies, office supplies, and maintenance inventories) owned by an Lessee Party and located at the Facilities, (collectively, the “Personal Property”) for and in consideration of the mutual promises contained in this Agreement and the other Transaction Documents (as defined in the Lease).  The Lessee Parties shall have no obligation to deliver the Personal Property to any location other than that at which each item of Personal Property is currently located, and New Operator agrees that the presence of the Personal Property at the Facilities on the Facilities Transfer Date shall constitute delivery thereof.

2.3           Transfer of Patient Trust Funds.  On the Facilities Transfer Date, the Lessee Parties shall provide to New Operator a true, correct and complete accounting (properly reconciled) of any patient trust funds and an inventory of all residents’ property held by the Lessee Parties on the Facilities Transfer Date for patients at the Facilities.  On the Facilities Transfer Date, the Lessee Parties shall assign and transfer to New Operator the patient trust accounts maintained for the Lessee Parties with respect to the Facilities as of the Facilities Transfer Date.

2.4           Cost Reports.

(a)           The applicable Lessee Party shall prepare, sign and file with the appropriate Medicare and Medicaid agencies its final cost reports in respect to its operation of the Facilities as soon as practicable after the applicable Facilities Transfer Date, but in no event later than the earlier of:

(1)           ninety (90) days after the applicable Facilities Transfer Date; or

2)           the period required by applicable law.

(b)           The Lessee Parties shall promptly provide New Operator with copies of such reports.  In the event of an audit of cost reports for a period prior to the Facilities Transfer Date, if New Operator, or its assignee, receives payment from any federal or state agency, which payment represents reimbursement with respect to underpayments made to the applicable Lessee Party for services rendered prior to the Facilities Transfer Date, then New Operator shall promptly remit such payments to the applicable Lessee Party, less reasonable expenses, if any, incurred by New Operator in connection with the audit.  The Lessee Parties shall furnish to New Operator certified copies of the last two (2) cost reports applicable to the Facilities on or before the Facilities Transfer Date.

(c)           The Lessee Parties shall cooperate with New Operator in connection with any claim, demand, appeal, lawsuit or proceeding, including any appeals of Medicaid or Medicare cost reports or requests for exceptions to Medicare and Medicaid cost limits filings, arising out of or in any way relating to the operation of the Facilities prior to the Facilities Transfer Date, including providing and making available for inspection and copying any information that New Operator deems useful in prosecuting or defending any such claim, demand, appeal, lawsuit or proceeding.

2.5           Employees.

(a)           Upon the request of New Operator, the Lessee Parties shall terminate all of the Facilities employees effective as of the Facilities Transfer Date. The Lessee Parties shall pay all wages due to all Facilities employees as of the Facilities Transfer Date.  In addition, the Lessee Parties shall be solely liable for payment of all Employee Benefits (as defined in Section 2.8) due as of the Facilities Transfer Date to all employees.

(b)           The Lessee Parties shall retain and continue to make available during the transition period the Directors of Nursing, Facilities Administrator and those employees of Manager who are not employed at the Facilities but who provide essential services to the  Facilities, such as billing, collection, filing Medicare and Medicaid cost reports, attending to licensing issues and similar services, investigating, documenting and filing proof of claims with respect to potential claims arising under Facilities insurance policies, and others who are designated by New Operator.

2.6           Accounts Receivable.

(a)           Subject to the terms of the Transaction Documents, including the grant of security interests and exercise of any remedies thereunder, the applicable Lessee Party shall retain all unpaid accounts receivable, as of the close of business on the day prior to the Facilities Transfer Date with respect to the Facilities, but only to the extent that such accounts receivable relate to services rendered prior to the Facilities Transfer Date, and shall provide New Operator with copies of the records with respect thereto.

(b)           If at any time after the Facilities Transfer Date, New Operator shall receive any payment from any federal or state agency, which payment represents reimbursement with respect to payments or underpayments made to a Lessee Party for services rendered prior to the Facilities Transfer Date, then New Operator shall, to the extent that a Lessee Party is obligated to make payments to Lessor or any of its Affiliates under the Transaction Documents, pay such amounts over to Lessor, and shall remit any amounts remaining after satisfaction of such obligations to the applicable Lessee Party.  If at any time after the Facilities Transfer Date, a Lessee Party shall receive any payment from any federal or state agency, which payment represents reimbursement with respect to payments or underpayments made to New Operator for services rendered after the Facilities Transfer Date, then the Lessee Parties shall remit such payments to New Operator; provided, however, in the event payment is made without remittance advice, such payment will first be applied to any post-Facilities Transfer Date balances of New Operator, with the excess, if any, applied to the extent of any balances due for services rendered by the Lessee Parties prior to the Facilities Transfer Date, which amount, if any, shall be paid over to Lessor to the extent of any outstanding obligations of a Lessee Party under the Transaction Documents.

(c)           To the extent either party receives any proceeds from the accounts receivable of the other party, both parties acknowledge that the party receiving the payment belonging to the other party shall hold the payment in trust, that the Lessee Party shall have no right to offset with respect to such accounts receivable, that Lessor or New Operator shall have the right to set-off to the extent of amounts owed by the Lessee Parties under the Transaction Documents, and shall remit the same to the other within ten (10) days of receipt.

(e)           For a period of six (6) months following the Facilities Transfer Date, New Operator and the applicable Lessee Party shall provide each other with an accounting by the twentieth day of each month setting forth all accounts receivable by each during the preceding month with respect to the accounts receivable of the Facilities.

(f)           Nothing herein shall be deemed to limit in any way either party’s rights and remedies to recover accounts receivable due and owing to it under the terms of this Agreement, or any of the other Transaction Documents.

2.7           Employment Benefits.  To the extent that the Lessee Parties have not satisfied such liabilities, Lessor and/or New Operator may advance funds on behalf of the Lessee Parties to satisfy any liabilities of a Lessee Party for payment of accrued and/or earned vacation time, sick time, bereavement days, other paid time off and all other employee benefits due to employees of the Facilities in accordance with the Lessee Parties’ standard policies and state and federal law as of the Facilities Transfer Date (collectively, “Employee Benefits”).  The Lessee Parties will, within ten (10) days at the applicable Facilities Transfer Date, provide New Operator an accounting reflecting such unpaid liabilities.  The Lessee Parties acknowledge that (a) New Operator shall have no liability to any employees terminated by the Lessee Parties on or prior to the Facilities Transfer Date for Employee Benefits or benefits pursuant to Section 601, et seq. of ERISA and Section 4980B of the Internal Revenue Code and any amendments or modifications thereto (“COBRA”); and (b)the Lessee Parties shall be solely responsible for providing required notices to all employees of the Facilities as of the Facilities Transfer Date pursuant to COBRA.  The Lessee Parties acknowledge and agree that New Operator is not assuming any of the Lessee Parties’ obligations to its past or present employees under COBRA or with respect to the Employee Benefits, and that all such obligations arising before the Facilities Transfer Date shall remain the obligations of the Lessee Parties.

2.8           Prorations.  Revenues and expenses pertaining to utility charges for the billing period in which the Facilities Transfer Date occurs, prepaid expenses and like items of revenue or expense attributable to the Facilities shall be prorated between the applicable Lessee Party and New Operator as of the Facilities Transfer Date.  All such prorations shall be made on the basis of actual days elapsed in the relevant accounting or revenue period and shall be based on the most recent information available to the Lessee Party.  Utility charges that are not metered and read on the Facilities Transfer Date shall be estimated based on prior charges, and shall be reprorated upon receipt of statements therefor.  In general, such prorations shall be made so as to reimburse the Lessee Parties for actual prepaid expense items, and to charge the Lessee Parties for prepaid revenue items, to the extent that the same are attributable to periods after the Facilities Transfer Date.  The accounts of the Lessee Parties and New Operator created pursuant to this Section 2.9 shall be netted against each other.  Any amounts owing to New Operator by the Lessee Parties pursuant to this Agreement shall be secured by the liens and security interests granted Lessor pursuant to the Transaction Documents.

2.9           Medicare/Medicaid.  The Lessee Parties and New Operator understand that reimbursements from Medicare and/or Medicaid for items/services provided/rendered after the Facilities Transfer Date may continue to be issued to the Lessee Parties for a period of time.  The Lessee Parties agrees that, within two (2) days of the Facilities Transfer Date, the Lessee Parties shall arrange for any and all direct deposits from Medicare and Medicaid to be changed to direct deposits to an account designated by New Operator.  If after the Facilities Transfer Date, the Lessee Parties receive payment for periods following the Facilities Transfer Date, the Lessee Parties shall immediately remit such payments to New Operator.  New Operator, in its sole discretion, may approve an alternative method of receiving such funds.  In any event, concurrent with its payment of the reimbursement monies to New Operator, Operator shall provide documentation from Medicare and Medicaid of the amounts received by the Lessee Parties that month.

2.10           Transfer of Records.  The Lessee Parties shall transfer to New Operator all employment files, medical records, cost reports, surveys with plans of correction, historical financial records, policy and procedures manuals, electronic files, and any other operational data reasonably necessary to the operation of the Facilities as authorized by applicable law; provided, however, the Lessee Parties shall be entitled to keep copies of all of the foregoing as it deems necessary.

2.11           Computer Systems.  The Lessee Parties shall transfer to New Operator or a successor manager or operator designated by Owner all computer hardware and software located at the Facilities and shall make available to New Operator and any successor manager or operator all computer hardware and software located at the Lessee Parties’ corporate headquarters or regional offices that are necessary to review and process the electronic records turned over pursuant to this Article 2; provided, however, that New Operator acknowledges that the Lessee Parties will not be transferring any proprietary software.

2.12           Transfer of Medicare Provider Numbers.  In connection with a Facilities Transfer, upon the request of New Operator, the Lessee Parties agree to transfer to New Operator their Medicare Provider Numbers as authorized by applicable law.

2.13           Efforts to Obtain Licenses. To the extent such assignment is permitted by law, each Lessee Entity hereby agrees to proceed diligently and in good faith to assign all licenses, approvals and consents with respect to the Facilities, and New Operator shall use its commercially reasonable efforts to assist each Lessee Entity in such efforts.  New Operator shall be responsible for obtaining all other necessary state and federal licenses (or, to the extent permitted by law, interim licenses), and other governmental approvals and consents required in connection with the transactions contemplated by this Agreement for its benefit and the Lessee Entities shall use their commercially reasonable efforts to assist New Operator in such efforts.

2.14           Advances by Lessor.   To the extent that the Lessee Parties are unable to perform their obligations under this Agreement, which performance requires in whole or in part the payment of money, Lessor or any entity affiliated with Lessor may advance funds on behalf of any such Lessee Party for purposes of fulfilling such obligation.  To the extent that Lessor or any entity affiliated with Lessor advance funds on behalf of a Lessee Party to effectuate the Facilities Transfer pursuant to this Agreement, including funds advanced for purposes of preparing cost reports, bills, invoices or claims for payment with Medicare, Medicaid or other third party payors with respect to services rendered or goods delivered at the Facilities, or to fund the Accrued Benefits, the Lessee Parties agree that any amounts advanced pursuant to this Agreement shall constitute additional secured obligations of the Lessee Entities and shall be secured by the Transaction Documents.

ARTICLE 3
RESPRESENTATION AND WARRANTIES AND AGREEMENTS OF
 LESSOR

3.1           Authority, Validity and Binding Effect.  Lessor has all necessary power and authority to carry on its business as it is now being conducted.  Lessor has all necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and all necessary action has been taken to authorize the individual executing this Agreement to do so.  This Agreement has been duly and validly executed and delivered by Lessor and is enforceable against Lessor in accordance with its terms.

ARTICLE 4
RESPRESENTATION AND WARRANTIES AND AGREEMENTS OF
 NEW OPERATOR

4.1           Authority, Validity and Binding Effect.  New Operator has all necessary power and authority to carry on its business as it is now being conducted.  New Operator has all necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and all necessary action has been taken to authorize the individual executing this Agreement to do so.  This Agreement has been duly and validly executed and delivered by New Operator and is enforceable against New Operator in accordance with its terms.

4.2           Access to Records.  Subsequent to the Facilities Transfer Date, New Operator shall allow the Lessee Parties and its agents and representatives, at the Lessee Parties’ sole cost and expense, to have reasonable access to (upon reasonable prior notice), and to make copies of, the books and records and supporting material of the Facilities relating to the period prior to and including the Facilities Transfer Date, to the extent reasonably necessary to enable the Lessee Parties to investigate and defend malpractice, employee or other claims, to file or defend cost reports and tax returns, to verify accounts receivable collections due the Lessee Parties, and to perform similar matters.  New Operator will maintain such books, records and other material comprising records of the Facilities’ operations prior to the Facilities Transfer Date that have been received by New Operator from the Lessee Parties or otherwise, including, but not limited to, patient records and records of patient funds, to the extent required by law, but in no event less than a period of three (3) years.

ARTICLE 5
REPRESENTATION AND WARRANTIES OF THE LESSEE PARTIES

The Lessee Parties hereby represent and warrants as follows:

5.1           Authority, Validity and Binding Effect.  Each Lessee Party has all necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and all necessary action has been taken to authorize the individual executing this Agreement to do so.  This Agreement has been duly and validly executed and delivered by each Lessee Party and is enforceable against each Lessee Party in accordance with its terms.

5.2           Personal Property.  The Lessee Parties will maintain personal property, including inventories of linens, consumables and foodstuffs, and medical supplies prior to the Facilities Transfer Date consistent with the operation of the Facilities in the ordinary course of business and the requirements of applicable law, and the personal property transferred to New Operator pursuant thereto reflects supply levels required to be maintained by a Lessee Party in order to operate a Medicare/Medicaid certified skilled nursing facility.

ARTICLE 6
INDEMNIFICATION

6.1           Lessee Entities Indemnification of New Operator.  The Lessee Entities shall defend, indemnify and hold harmless each of Lessor and New Operator from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind of any nature, whether arising in contract or tort, at law or in equity, or otherwise, from or arising out of or in connection with the management and operation of the Facilities on or prior to the Facilities Transfer Date, including, but not limited to, (i) bodily injury or property damage occurring within or about the Facilities on or prior to the Facilities Transfer Date, (ii) labor disputes, including unfair labor practice allegations, from acts or occurrences on or prior to the Facilities Transfer Date, (iii) accounts payable with respect to goods or services provided to the Facilities on or prior to the Facilities Transfer Date and which have not been assumed by New Operator under this Agreement, and (iv) claims made by Lessor or New Operator against Operator with respect to Operator’s indemnification obligations under this Agreement, including without limitation claims relating to civil monetary penalties and fraud offsets relating to the period on or prior to the Facilities Transfer Date.

6.2           New Operator Indemnification of Lessee Entities. New Operator shall defend, indemnify and hold harmless the Lessee Entities, their directors, officers and shareholders, from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind of any nature, whether arising in contract or tort, at law or in equity, or otherwise, from or arising out of or in connection with the management and operation of the Facilities by New Operator after the Facilities Transfer Date, including, but not limited to, (i) bodily injury or property damage occurring within or about the Facilities after the Facilities Transfer Date, (ii) labor disputes, including unfair labor practice allegations, from acts or occurrences after the Facilities Transfer Date, (iii) accounts payable with respect to goods or services provided to the Facilities after the Facilities Transfer Date, and (iv) claims made by a Lessee Entity against New Operator with respect to New Operator’s indemnification obligations under this Agreement, including without limitation claims relating to civil monetary penalties and fraud offsets relating to the period after the Facilities Transfer Date.

6.3           Claims.  As soon as is reasonably practicable after a Lessee Entity, Lessor or New Operator becomes aware of any claim that it has to recover against the other under this Article 6, the party to be indemnified (“Indemnified Party”) shall notify the other party (“Indemnifying Party”) in writing, which notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the claim.  The failure of any Indemnified Party to promptly give any Indemnifying Party such notice shall not preclude such Indemnified Party from obtaining indemnification under this Agreement, except to the extent that such Indemnified Party’s failure has materially prejudiced the Indemnifying Party’s rights or materially increased its liabilities and obligations hereunder. In the event of a third party claim which is subject to indemnification under this Agreement, the Indemnifying Party shall promptly defend such claim by counsel of its own choosing, subject to the approval of the Indemnified Party, which approval shall not unreasonably be withheld, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). If the Indemnifying Party within a reasonable time after notice of a claim fails to defend the Indemnified Party, the Indemnified Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party.

ARTICLE 7
MISCELLANEOUS

7.1           Further Assurances.  Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder.

7.2           Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by hand delivery or facsimile transmission to the following address:

To Lessee:                             Guardian LTC Management, Inc.
Rte. 219, Brockway-DuBois Road
P.O. Box 219
Brockway, PA 15824
Attn: Raymond Calhoun, President
Telephone No.:  (814) 265-1164
Facsimile No.:  (814) 265-1990

With copy to:                        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
(which shall not                    One Financial Center
constitute notice)                  Boston, MA  02111
Attn.: Gabriel Schnitzler, Esq.
Telephone No.: (617) 348-3099
Facsimile No.: (617) 542-2241

To Lessor:                             OHI Asset (PA) Trust
                c/o Omega Healthcare Investors, Inc.
9690 Deereco Road,  Suite 100
Timonium, MD 21093
Attn.: Daniel J. Booth
Telephone No.: (410) 427-1700
Facsimile No.:  (410) 427-8800

And with copy to Mark E. Derwent, Esq.
(which shall not	Doran Derwent, PLLC
constitute notice):	125 Ottawa Ave., NW, Suite 420
Grand Rapids, MI 49503
Telephone No.: (616) 451-8690
Facsimile No.: (616) 451-8697

To New Operator:                                           [INSERT]
__________________________
__________________________
Telephone No.:  _____________
Facsimile No.:  _____________

With copy to                                                      [INSERT]
(which shall not
constitute notice):
Telephone No.:
Facsimile No.:

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

7.3           Payment of Expenses.  Each party hereto shall bear its own legal, accounting, and other expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transaction contemplated hereby, whether or not the transaction is consummated.  In the event of any dispute or controversy arising out of this Agreement, including in connection with the interpretation of any term or condition of this Agreement, the prevailing party shall recover from the non-prevailing party all costs and expenses, including attorneys’ fees incurred by the prevailing party.

7.4           Entire Agreement; Amendment; Waiver.  This Agreement together with the other Transaction Documents, and the other agreements referred to herein and therein, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.  This Agreement may not be modified or amended except in writing signed by the parties hereto.  No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.  No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

7.5           Assignment.  Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable by either party hereto without the express prior written consent of the other party hereto; provided, however, that, the rights but not the obligations under this Agreement shall be assignable in whole or in part without the Lessee Parties’ prior consent (but after notice to the Lessee Party) to any entity that is owned or controlled directly or indirectly by Lessor, any entity that controls, is controlled by or is under common control with Lessor, including, without limitation, through any merger or acquisition, or any entity which is the holder of the obligations evidenced by the Transaction Documents.

7.6           Joint Venture; Third Party Beneficiaries.  Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof.  The parties hereto do not intend that any third party shall have any rights under this Agreement.

7.7           Representation by Counsel.  The parties hereto acknowledge that they have been represented by independent legal counsel of their choosing throughout all of the negotiations which proceeded the execution of this Agreement, and that each party has executed this Agreement with the consent and on the advice of such independent legal counsel.  This Agreement is a negotiated document.  As a result, any rule of construction providing for any ambiguity in the terms of this Agreement to be construed against the draftsperson of this Agreement shall be inapplicable to the interpretation of this Agreement.

7.8           Captions.  The section headings contained herein are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

6.9           Counterparts.  This Agreement may be executed in one or more counterparts and all such counterparts taken together shall constitute a single original Agreement.

6.10           Governing Law.  This Agreement shall be governed in accordance with the laws of the State of Maryland, without giving effect to its conflict of laws provisions.

6.11           MUTUAL WAIVER OF RIGHT TO JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (i) THIS AGREEMENT; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THEM; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF ANY PARTY HERETO OR ANY OF THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

6.12           Arbitration. In case any controversy arises between the parties hereto as to any of the provisions of this Agreement or the performance thereof, and the parties are unable to settle the controversy by agreement or as otherwise provided herein, the controversy shall be decided by arbitration.  The arbitration shall be conducted by three arbitrators selected in accordance with the rules and procedures of the American Arbitration Association.  The decision of the arbitrators shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction.  The decision shall set forth in writing the basis for the decision.  In rendering the decision and award, the arbitrators shall not add to, subtract from, or otherwise modify the provisions of this Agreement.  The expense of the arbitration shall be divided between the parties unless otherwise specified in the award.  Each party in interest shall pay the fees and expenses of its own counsel.  The arbitration shall be conducted in Baltimore, Maryland.  In any arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 26 through 37, as amended.  No provision in this Section shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration, and the exercise of such remedies does not constitute a waiver of the right of either party to arbitration.

[Remainder of Page Intentionally Left Blank]

Exhibit F – Page 1 of 1

Signature Page to
OPERATIONS TRANSFER AGREEMENT

LESSEE ENTITIES:

LESSEE:

GUARDIAN LTC MANAGEMENT, INC.

By:           ________________________
Name:      ________________________
Title:         ________________________

SUBLESSEES:

MULBERRY SQUARE ELDER CARE AND REHABILITATION CENTER, LLC
MEADOW VIEW SENIOR LIVING CENTER, LLC
LAKEVIEW SENIOR CARE AND LIVING CENTER, LLC
GUARDIAN ELDER CARE AT ALIQUIPPA, LLC
BRADYVIEW MANOR, LLC
JEFFERSON HILLS MANOR, LLC
SCOTTDALE MANOR REHABILITATION CENTER, LLC
CARLETON SENIOR CARE AND REHABILITATION CENTER, LLC
GUARDIAN ELDER CARE AT LAPORTE, LLC
GUARDIAN ELDER CARE AT NANTICOKE, LLC
ROLLING ACRES CARE CENTER, LLC
MINERVA CONVALESCENT CENTER, LLC
GUARDIAN ELDER CARE AT WHEELING, LLC

By:           Guardian LTC Management, Inc., a member

By:           ________________________
Name:       ________________________
Title:          ________________________

Signature Page -  1 of 5

Signature Page to
OPERATIONS TRANSFER AGREEMENT

GUARDIAN ELDER CARE AT FORKSVILLE, LLC

By:           ________________________
Name:      ________________________
Title:         ________________________

THE STATE OF _____________                                                                           )
                                                   )
COUNTY OF      _______________                                                                       )

This instrument was acknowledged before me on the ______ day of __________, 20__, by __________, the _____________ of GUARDIAN ELDER CARE AT FORKSVILLE, LLC, a Pennsylvania limited liability company,  and of GUARDIAN LTC MANAGEMENT, INC., a Pennsylvania corporation, a member of MULBERRY SQUARE ELDER CARE AND REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, MEADOW VIEW SENIOR LIVING CENTER, LLC, a Pennsylvania limited liability company, LAKEVIEW SENIOR CARE AND LIVING CENTER, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT ALIQUIPPA, LLC, a Pennsylvania limited liability company, BRADYVIEW MANOR, LLC, a Pennsylvania limited liability company, JEFFERSON HILLS MANOR, LLC, a Pennsylvania limited liability company, SCOTTDALE MANOR REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, CARLETON SENIOR CARE AND REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT LAPORTE, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT NANTICOKE, LLC, a Pennsylvania limited liability company, ROLLING ACRES CARE CENTER, LLC, an Ohio limited liability company, MINERVA CONVALESCENT CENTER, LLC, a Ohio limited liability company, and GUARDIAN ELDER CARE AT WHEELING, LLC, a West Virginia limited liability company, on their behalf and on behalf of each the companies.

_________________________________________
Notary Public

Signature Page -  2 of 5

Signature Page to
OPERATIONS TRANSFER AGREEMENT

CURWENSVILLE NURSING HOME, INC.
NORTH AMERICAN MEDICAL CENTERS, INC.
MILFORD VALLEY CONVALESCENT HOME, INC.

By:           ________________________
Name:      ________________________
Title:        ________________________

THE STATE OF _____________                                                                           )
                                                   )
COUNTY OF      _______________                                                                       )

This instrument was acknowledged before me on the ______ day of __________, 20__, by __________, the _____________ of CURWENSVILLE NURSING HOME, INC., a Pennsylvania corporation, NORTH AMERICAN MEDICAL CENTERS, INC., a Pennsylvania corporation, MILFORD VALLEY CONVALESCENT HOME, INC., a Pennsylvania corporation, on behalf of the corporations.

_________________________________________
Notary Public

Signature Page - 3  of 5

Signature Page to
OPERATIONS TRANSFER AGREEMENT

LESSOR:

OHI ASSET (PA) TRUST

By:           OHI Asset (PA), LLC, its sole trustee

By:           Omega Healthcare Investors, Inc., its sole Member

By:           _____________________
Name:      _____________________
Title:        _____________________

STATE OF _________________	)
) SS
COUNTY OF _______________	)

The foregoing instrument was acknowledged before me this ___ day of _______, 20__, by _____________________, who is the ______________ of Omega Healthcare Investors, Inc., a Maryland corporation, the sole member of OHI Asset (PA), LLC, a Delaware limited liability company, the sole trustee of OHI Asset (PA) Trust, a Maryland business trust, on behalf of the trust.

Notary Public, ________ County, ___________ My Commission Expires:

Signature Page - 4 of 5

Signature Page to
OPERATIONS TRANSFER AGREEMENT

NEW OPERATOR:

________________________________

By:           _____________________
Name:      _____________________
Title:        _____________________

THE STATE OF ___________                                                                )
                                   )
COUNTY OF       _____________                                                           )

This instrument was acknowledged before me on the ______ day of ____________, 20__, by __________, the _____________ of _________________________, on behalf of said corporation.

Notary Public

Signature Page -  5 of 5

EXHIBIT G

MEMORANDUM OR SHORT FORM OF LEASE

THIS INSTRUMENT PREPARED BY:
Mark E. Derwent
Doran Derwent PLLC
125 Ottawa Ave., N.W., Suite 420
Grand Rapids, Michigan 49503
Telephone: 616.233.9640

THIS LEASE, made and entered into as of _____________, 20__, by and between ___________ __________________________________, having its principal office at 9690 Deereco Road, Suite 100, Timonium, MD 21093, as Lessor, and __________________ Inc., a ___________________, having its principal  office at ___________________________, as Lessee with respect to the real property identified in Exhibit(s) “  “  attached hereto and located in ________________________________________.

WITNESSETH:

9. For and in consideration of the rents reserved and the other covenants contained in that certain Lease made by and between the parties hereto and dated the date hereof (“Lease”), Lessor has and does hereby lease to Lessee, and Lessee has and does hereby take and rent from Lessor, all of Lessor’s rights and interest in and to the parcel of real property described in Exhibit(s) “   “ and all fixtures and improvements thereto, and certain personal and other property as set forth in the Lease.

10. The Initial Term of the Lease is approximately ____________ (_____) years, commencing _____________, 200__ and ending on _________________, 200__.

11. As more particularly provided in the Lease, Lessee may elect to renew the original term for ___ (_) ___ (_) year optional renewal periods for a maximum term, if exercised, of_______ (__) years after the Commencement Date.

12. As more particularly provided in the Lease, the Lease grants Lessee an option to purchase the Lease Properties.

13. This instrument is executed and recorded for the purpose of giving notice of Lessee’s interest in the property covered by the Lease and giving notice of the existence of the Lease, to which reference is made for a full statement of the terms and conditions thereof.  The respective addresses of the parties hereto are:

Lessee:

Attn:

Lessor:

Attn:

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized [officer or officers] and [general partners] [managing partners], as applicable, all as of the day and date first above written.

LESSOR:

___________________________,
a

By:

Name:

Title:

LESSEE:

______________________________
a

Name:

Title:

STATE OF MARYLAND	)
) SS
COUNTY OF_______________	)

This instrument was acknowledged before me on the ____ day of _____________, 200__, by ___ __________________________, the ________________ of ___________________, a __________________________, on behalf of said _______________.

Notary Public

STATE OF MARYLAND	)
) SS
COUNTY OF_______________	)

This instrument was acknowledged before me on the ____ day of _____________, 200__, by ___ __________________________, the ________________ of ___________________, a __________________________, on behalf of said _______________.

Notary Public

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